UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Owens & Minor, Inc.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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Notice of

2017

Annual Meeting

and

Proxy Statement

WHETHER OR NOT YOU PRESENTLY PLAN TO ATTEND THE MEETING IN

PERSON, THE BOARD OF DIRECTORS URGES YOU TO VOTE.

Owens & Minor, Inc.

9120 Lockwood Boulevard

Mechanicsville, Virginia 23116

9120 Lockwood Boulevard Mechanicsville, Virginia 23116 (804) 723-7000

March 22, 2017

Dear Shareholders:

It is a pleasure to invite you to our Annual Meeting of Shareholders on Friday, May 5, 2017 at 9:00 a.m. The meeting will be held at The Jefferson Hotel, Empire Room, 101 West Franklin Street, Richmond, Virginia, 23220. Directions to The Jefferson Hotel are on the last page of the proxy statement.

The Notice of 2017 Annual Meeting of Shareholders and Proxy Statement describe the items of business for the meeting. In addition to considering these matters, we will review significant accomplishments and events since our last shareholders’ meeting as well as future opportunities and initiatives we intend to pursue. Our Board of Directors and management team will be there to discuss items of interest and to answer any questions.

The Notice of 2017 Annual Meeting of Shareholders contains instructions on how to access our proxy materials and our 2016 Annual Report/Form 10-K over the Internet as well as how shareholders can receive paper copies of such documents, if they so desire.

You may vote your shares by the Internet or by telephone or, if you prefer, you may request paper copies of the proxy materials and submit your vote by mail by following the instructions on the proxy card. We encourage you to vote via the Internet. Whichever method you choose, your vote is important so please vote as soon as possible. All of us at Owens & Minor appreciate your continued interest and support.

Warm regards,

P. CODY PHIPPS

President & Chief Executive Officer

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the annual meeting, please vote your shares promptly, as instructed in the Notice of Internet Availability of Proxy Materials, by the Internet or by telephone. You may also request a paper proxy card to submit your vote by mail, if you prefer. We encourage you to vote via the Internet.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held Friday, May 5, 2017

TO THE SHAREHOLDERS OF OWENS & MINOR, INC.:

The Annual Meeting of Shareholders of Owens & Minor, Inc. (the “Company” or “Owens & Minor”) will be held on Friday, May 5, 2017 at 9:00 a.m. EDT at The Jefferson Hotel, Empire Room, 101 West Franklin Street, Richmond, Virginia, 23220.

The purposes of the meeting are:

1.	To elect the 11 directors named in the attached proxy statement, each for a one-year term and until their respective successors are elected and qualified;

2.	To approve the proposed Owens & Minor, Inc. 2017 Teammate Stock Purchase Plan;

3.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2017;

4.	To conduct an advisory vote to approve the compensation of the Company’s named executive officers; and

5.	To transact any other business properly before the annual meeting.

Shareholders of record as of March 10, 2017 will be entitled to vote at the annual meeting.

Your attention is directed to the attached proxy statement. The Notice of Internet Availability of Proxy Materials is being distributed on or about March 22, 2017. This proxy statement, the proxy card and Owens & Minor’s 2016 Annual Report/Form10-K are being furnished on the Internet on or about March 22, 2017.

BY ORDER OF THE BOARD OF DIRECTORS

NICHOLAS J. PACE

Senior Vice President, General Counsel

& Corporate Secretary

i

Street Address	Mailing Address
9120 Lockwood Boulevard	P.O. Box 27626
Mechanicsville, Virginia 23116	Richmond, Virginia 23261-7626

PROXY STATEMENT

Annual Meeting of Shareholders

to be held on May 5, 2017

ABOUT THE MEETING

What You Are Voting On

Proxies are being solicited by the Board of Directors for purposes of voting on the following proposals and any other business properly brought before the meeting:

Proposal 1:	Election of the 11 directors named in this proxy statement, each for a one-year term and until their respective successors are elected and qualified.

Proposal 2:	Approval of proposed Owens & Minor, Inc. 2017 Teammate Stock Purchase Plan.

Proposal 3:	Ratification of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2017.

Proposal 4:	Advisory vote to approve the compensation of our named executive officers.

Who is Entitled to Vote

Shareholders of Owens & Minor, Inc. (the “Company” or “Owens & Minor”) as of the close of business on March 10, 2017 (the “Record Date”) are entitled to vote. Each share of the Company’s common stock (“Common Stock”) is entitled to one vote with respect to each matter to be voted upon at the meeting. As of March 10, 2017, 61,107,013 shares of Common Stock were issued and outstanding.

How to Vote

You can vote via the Internet, by telephone or by mail.

By Internet.    You may vote via the Internet by following the specific instructions on the Notice of Internet Availability of Proxy Materials. Shareholders who have requested a paper copy of a proxy card by mail may submit proxies over the Internet by following the instructions on the proxy card. We encourage you to vote via the Internet. If your shares are held by your bank or broker in street name, please refer to the instruction form that you receive from your bank or broker or contact your bank or broker to determine whether you will be able to vote via the Internet.

By Telephone.    You may vote by telephone by calling the toll-free number on the proxy card and following the instructions. Shareholders will need to have the control number that appears on their notice available when voting. If your shares are held by your bank or broker in street name, please refer to the instruction form that you receive from your bank or broker or contact your bank or broker to determine whether you will be able to vote by telephone.

By Mail.     Shareholders who have requested a paper copy of a proxy card by mail may submit proxies by completing, signing and dating the enclosed proxy card and returning it in the postage-paid envelope provided.

However you choose to vote, you may revoke a proxy prior to the meeting by (1) submitting a subsequently dated proxy by any of the methods described above, (2) giving notice in writing to the Corporate Secretary of the Company or (3) voting in person at the meeting (attendance at the meeting will not itself revoke a proxy).

What Happens if You Do Not Make Selections on Your Proxy

If your proxy contains specific voting instructions, those instructions will be followed. However, if you sign and return your proxy card by mail or submit your proxy by telephone or via the Internet without making a selection on one or more proposals, you give authority to the individuals designated on the proxy card to vote on the proposal(s) for which you have not made specific selections or given instructions and any other matter that may arise at the meeting. If no specific selection is made or instructions given, it is intended that all proxies that are signed and returned or submitted via telephone or Internet will be voted “FOR” the election of all nominees for director, “FOR” approval of the 2017 Teammate Stock Purchase Plan, “FOR” the ratification of KPMG LLP as our independent registered public accounting firm in 2017 and “FOR” the approval, on an advisory basis, of the compensation of our named executive officers (together, the “NEOs,” and, individually, an “NEO”).

Whether Your Shares Will be Voted if You Don’t Provide Your Proxy

Whether your shares will be voted if you do not provide your proxy depends on how your ownership of shares of Common Stock is registered. If you own your shares as a registered holder, which means that your shares of Common Stock are registered in your name, and you do not provide your proxy, your shares will not be represented at the meeting, will not count toward the quorum requirement, which is explained below, and will not be voted.

If you own your shares of Common Stock in street name, your shares may be voted even if you do not provide your broker with voting instructions. Brokers have the authority under New York Stock Exchange (“NYSE”) rules to vote shares for which their beneficial owner customers do not provide voting instructions on certain “routine” matters. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a broker non-vote.

The Company believes that only the proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2017 is a routine matter for which brokerage firms will have discretionary voting power if you do not give voting instructions with respect to this proposal. The proposal to elect directors, the proposal to approve the 2017 Teammate Stock Purchase Plan, and the proposal to approve, on an advisory basis, the compensation of our NEOs, are non-routine matters for which brokerage firms will not have discretionary voting power and for which specific voting instructions from their customers are required. As a result, brokerage firms will not be allowed to vote on these non-routine matters on behalf of their customers if the customers do not return specific voting instructions.

What Constitutes a Quorum

A majority of the outstanding shares of Common Stock present or represented by proxy constitutes a quorum. A quorum is required to conduct the annual meeting. If you vote your proxy, you will be considered part of the quorum. Abstentions and shares held by brokers or banks in street name (“broker shares”) that are voted on any matter are included in the quorum. Broker shares that are not voted on any matter will not be included in determining whether a quorum is present.

The Vote Required to Approve Each Item

Election of Directors.    The affirmative vote of a majority of the votes cast at the meeting is required for the election of each director. A majority of votes cast means that the number of votes cast “FOR” a nominee’s election must exceed the number of votes cast “AGAINST” that nominee’s election. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the results of this vote.

Approval of 2017 Teammate Stock Purchase Plan.    The approval of the 2017 Teammate Stock Purchase Plan requires the affirmative vote of a majority of the votes cast on this proposal. Abstentions will be considered as votes cast under the rules of the NYSE and will have the effect of a vote against this proposal for purposes of the rules of the NYSE. Broker non-votes will not be counted as votes cast on this proposal and will have no effect on the results of this vote.

Ratification of Appointment of KPMG LLP.    The appointment of KPMG LLP will be ratified if the votes cast “FOR” this proposal exceed the number of votes cast “AGAINST” this proposal. Abstentions will not be counted as votes cast on this proposal and will have no effect on the results of this vote. There should be no broker non-votes because this is considered a routine matter under the rules of the NYSE.

Advisory Vote to Approve Executive Compensation.    The compensation of our executive officers named in the Summary Compensation Table will be approved on an advisory basis if the votes cast “FOR” this proposal exceed the number of votes cast “AGAINST” this proposal. Abstentions and broker non-votes will not be counted as votes cast on this proposal and will have no effect on the results of this vote.

How to Obtain a Paper Copy of the Proxy Materials

Shareholders will find instructions about how to obtain a paper copy of the proxy materials on the notice they received in the mail about the Internet availability of proxy materials.

What it Means if You Get More Than One Notice about the Internet Availability of Proxy Materials

Your shares are probably registered differently or are held in more than one account. Please vote all proxies to ensure that all your shares are voted. Also, please have all of your accounts registered in the same name and address. You may do this by contacting our transfer agent, Computershare, Inc., at 1-866-252-0358.

Costs of Soliciting Proxies

Owens & Minor will pay all costs of this proxy solicitation. The Company has retained Georgeson, LLC to aid in the distribution and solicitation of proxies for approximately $6,000 plus expenses. The Company will reimburse brokers and other custodians, nominees and fiduciaries for their expenses in forwarding proxy and solicitation materials.

CORPORATE GOVERNANCE

General.    The Company is managed under the direction of the Board of Directors, which has adopted Corporate Governance Guidelines to set forth certain corporate governance practices. Each year, we review our corporate governance policies and practices relative to applicable laws, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Sarbanes-Oxley Act of 2002 and rules and regulations promulgated thereunder or adopted by the Securities and Exchange Commission (“SEC”) and the NYSE, the exchange on which the Common Stock is listed, as well as the policies and practices recommended by groups and authorities active in corporate governance.

Corporate Governance Materials.    The Company’s Bylaws, Corporate Governance Guidelines, Code of Honor and the charters of the Audit, Compensation & Benefits, and Governance & Nominating Committees are

available on our website at http://www.owens-minor.com under “Corporate Governance” in the “Investor Relations” tab. The information available on, or that can be accessed through, our website is not a part of, or incorporated by reference into, this proxy statement.

Code of Honor.    The Board of Directors has adopted a Code of Honor that is applicable to all employees of the Company, including the principal executive officer, the principal financial officer and the principal accounting officer, as well as the members of the Board of Directors. We intend to post any amendments to or waivers from our Code of Honor (to the extent applicable to the Company’s principal executive officer, principal financial officer, principal accounting officer, any other executive officer or any director) on our website http://www.owens-minor.com under “Corporate Governance” in the “Investor Relations” tab.

Director Independence.    The Board of Directors has determined that the following Board members and/or nominees are “independent” within the meaning of the NYSE listing standards and the Company’s Corporate Governance Guidelines: Stuart M. Essig, John W. Gerdelman, Barbara B. Hill, Lemuel E. Lewis, Martha H. Marsh, Eddie N. Moore, Jr., James E. Rogers, David S. Simmons, Robert C. Sledd and Anne Marie Whittemore. To assist it in making determinations of independence, the Board has adopted categorical standards which are included in the Company’s Corporate Governance Guidelines available on our website at http://www.owens-minor.com under “Corporate Governance” in the “Investor Relations” tab. The Board has determined that all directors and/or nominees identified as independent in this proxy statement meet these standards.

Structure and Leadership of the Board.    The Board of Directors does not have a firm policy with respect to the separation of the offices of Chairman of the Board and the Chief Executive Officer. Instead, the Board believes that it is in the best interests of the Company for this determination to be made as part of the succession planning process when it selects a new Chief Executive Officer or when a Chairman ceases his or her service on the Board. In 2015, Mr. Phipps was appointed President and Chief Executive Officer while Craig R. Smith, our former Chief Executive Officer, continued to serve as Executive Chairman and then, effective August 1, 2015, as non-executive Chairman of the Board. At the time of Mr. Phipps’ appointment, the Board believed that maintaining Mr. Smith as Chairman of the Board was in the best interests of the Company because it preserved continuity in the Board’s performance of its duties, assisted in the transition of Mr. Phipps to the Chief Executive Officer position and management of the succession plan and provided a strong source of institutional knowledge and history of operations of the Company. On February 9, 2017, Mr. Smith notified the Board that he would retire and not stand for reelection to our Board. In connection therewith, the Board evaluated the separation of the offices of the Chairman and Chief Executive Officer. As part of that evaluation, the Board determined that, based on Mr. Phipps’ 18-plus months of Board service and his performance and leadership as the Chief Executive Officer through a period of strategic transformation and repositioning of the Company, it would be in the best interest of the Company to have Mr. Phipps serve as Chairman. As previously announced, the Board intends to elect Mr. Phipps as Chairman at the Board meeting held in connection with the annual meeting.

The Board believes that the combination of the Chairman and Chief Executive Officer roles also currently serves the best interests of the Company for the following reasons:

•	this structure results in the most effective leadership to help the Board discharge its oversight duties during a period of transformation and repositioning of the Company;

•

the Chief Executive Officer is well situated to identify the key risks facing our organization and the success of its transformation and repositioning, and ensure that these risks are brought to the attention of the Board; and

•

having one leader serving as both the Chairman and Chief Executive Officer provides decisive leadership while reducing the likelihood of confusion about leadership roles and duplication of efforts, and allows the Company to speak with a unified voice.

Our Corporate Governance Guidelines also provide for the annual election of an independent lead director by our non-management directors to, among other things, preside at Board meetings in the absence of the Chairman, preside at meetings of the independent directors, serve as the principal liaison between the independent directors and the Chairman and Chief Executive Officer, and advise the Chairman with respect to agendas and information requirements relating to the Board and committee meetings. The Board believes that the independent lead director enhances communications between Board members (including the Chairman) and committees as well as the overall functioning of the Board’s leadership.

Majority Vote Requirement for Election of Directors.    The Company’s Bylaws and Corporate Governance Guidelines provide for the election of directors by majority vote in uncontested elections. Under the Company’s Corporate Governance Guidelines, with respect to director nominations, the Board will only nominate those incumbent directors who submit irrevocable resignations effective upon the failure of such director nominee to receive the required vote for re-election and Board’s acceptance of such resignation. In the event an incumbent director fails to receive a majority of the votes cast, the Governance & Nominating Committee (or such other committee designated by the Board) will make a recommendation to the Board as to whether to accept or reject the resignation. The Board must act on the resignation, taking into account the Governance & Nominating Committee’s recommendation, and publicly disclose its decision regarding the resignation, including, if applicable, its rationale for rejecting a resignation, in a press release and an appropriate disclosure with the SEC within 90 days following certification of the election results. The Governance & Nominating Committee in making its recommendation, and the Board in making its decision, may each consider any factors or other information that it considers appropriate and relevant.

The Board’s Role in Risk Oversight.    The Board of Directors currently administers its risk oversight function through the full Board and not through a separate risk committee of the Board. However, each of the Audit Committee, the Compensation & Benefits Committee and the Governance & Nominating Committee oversees the specific financial, compensation and governance risks, respectively, relating to its functions and responsibilities and reports on these matters to the full Board. The Board performs its risk oversight function through regular reporting by the Board committees as well as the officers and management-level personnel who supervise the day-to-day risk management activities of the Company, including an enterprise risk steering committee comprised of senior leaders of the Company.

Risk Assessment of Compensation Programs.    With respect to our overall compensation programs, Company management reviews our compensation policies and practices each year to determine whether they create risks that are reasonably likely to have a material adverse effect on the Company. As part of this assessment and with assistance and guidance provided by independent compensation consultant Semler Brossy Consulting Group, LLC (“Semler Brossy”), we reviewed the design and features of our compensation and benefits programs and policies, potential risks that could be created by these programs and features of our programs and corporate governance policies that help to mitigate risk. Semler Brossy reviewed and discussed the results of the assessment with the Compensation & Benefits Committee. Based on this review and assessment, we believe that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Annual Performance Evaluation.    The Board conducts an annual self-evaluation to determine whether it and its committees are functioning effectively. The Governance & Nominating Committee receives comments from all directors and reports annually to the Board with an assessment of the Board’s performance. The assessment focuses on the Board’s contribution to the Company and specifically focuses on areas in which the Board or management believes that the Board can improve.

REPORT OF THE GOVERNANCE & NOMINATING COMMITTEE

The Governance & Nominating Committee is composed of five directors, all of whom are independent. The Governance & Nominating Committee met four times during 2016. During 2016, the Committee reviewed and recommended for Board approval several changes in the executive management team as presented by the Chief Executive Officer and devoted efforts to management succession planning, including the review and approval of a CEO emergency replacement plan. During 2016, the Governance & Nominating Committee also addressed several corporate governance matters, including appropriate compensation for Mr. Smith in his capacity as a non-executive chairman of the Board, review of the performance of the chief executive officer, review of its charter and the Corporate Governance Guidelines, and implementation of the annual Board assessment process. In anticipation of the possible retirement of several directors over the next few years due to our retirement age policy, the Committee devoted considerable time and attention to director succession planning, including the Company’s engagement of an outside consulting firm to assist in the identification and strategic recruitment of directors possessing the qualities, experience and expertise that will contribute to the leadership and success of the Company in the rapidly changing healthcare industry.

THE GOVERNANCE & NOMINATING

COMMITTEE

Martha H. Marsh, Chairman

Lemuel E. Lewis

Eddie N. Moore, Jr.

James E. Rogers

Robert C. Sledd

BOARD MEETINGS

The Board of Directors held six meetings during 2016. All directors attended at least 75% of the meetings of the Board and committees on which they served. The Company’s Corporate Governance Guidelines provide that, absent unusual or unforeseen circumstances, directors are expected to attend each annual meeting of shareholders. All directors attended the 2016 Annual Meeting of Shareholders.

Under the Company’s Corporate Governance Guidelines, the independent directors meet in executive session after each regularly scheduled Board meeting. These meetings are chaired by our lead director. Anne Marie Whittemore was elected in 2016 to serve as lead director and preside over these executive sessions. As lead director, Ms. Whittemore is also invited to participate in meetings of all Board committees but is permitted to vote only in meetings of committees of which she is a member. Shareholders and other interested parties may contact the lead director by following the procedures set forth in “Communications with the Board of Directors” on page 11 of this proxy statement.

COMMITTEES OF THE BOARD

The Board of Directors currently has the following committees, which the Board established to assist it with its responsibilities:

Audit Committee:    Oversees (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the qualification and independence of the Company’s independent registered public accounting firm, (iv) the performance of the Company’s independent registered public accounting firm and internal audit functions and (v) issues involving the Company’s ethical and legal compliance responsibilities. The Audit Committee has sole authority to appoint, retain, compensate, evaluate and terminate the Company’s independent registered public accounting firm. The Board of Directors has determined that each of Lemuel E. Lewis and Eddie N. Moore, Jr. is an “audit committee financial expert,” as defined by SEC regulations and that each member of the Audit Committee is financially literate under NYSE listing standards. All members of the Audit Committee are independent as such term is defined under the enhanced independence standards for audit committees in the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules thereunder as incorporated into the NYSE listing standards and under the Company’s Corporate Governance Guidelines.

Compensation & Benefits Committee:    Administers executive compensation programs, policies and practices. Advises the Board on salaries and compensation of the executive officers and makes other studies and recommendations concerning compensation and compensation policies. May delegate authority for day-to-day administration and interpretation of compensation plans to certain senior officers of the Company (other than for matters affecting executive officer compensation and benefits). For further information on this committee’s processes and procedures, see “Compensation Discussion and Analysis” on page 26 of this proxy statement. All members of the Compensation & Benefits Committee are independent within the meaning of the enhanced NYSE listing standards and the Company’s Corporate Governance Guidelines. The Compensation & Benefits Committee met six times during 2016.

Governance & Nominating Committee:    Considers and recommends nominees for election as directors and officers and nominees for each Board committee. Reviews and recommends changes to director compensation. Reviews and evaluates the procedures, practices and policies of the Board and its members and leads the Board in its annual self-review. Oversees the governance of the Company, including reviewing and recommending changes to the Corporate Governance Guidelines. Conducts succession planning for senior management. All members of the Governance & Nominating Committee are independent within the meaning of the NYSE listing standards and the Company’s Corporate Governance Guidelines.

Executive Committee:    Exercises limited powers of the Board when the Board is not in session. The Executive Committee did not meet during 2016.

BOARD COMMITTEE MEMBERSHIP

Director	Board	Audit	Compensation & Benefits	Executive	Governance & Nominating
P. Cody Phipps	X			X
Stuart M. Essig	X	X
John W. Gerdelman	X	X
Barbara B. Hill***	X
Lemuel E. Lewis	X	X*		X	X
Martha H. Marsh	X		X	X	X*
Eddie N. Moore, Jr.	X	X			X
James E. Rogers	X		X	X	X
David S. Simmons	X		X
Robert C. Sledd	X		X*	X	X
Craig R. Smith**	X*			X*
Anne Marie Whittemore	X			X
No. of meetings in 2016	6	7	6	0	4

*Chairman.

**Mr. Smith notified the Board of Directors on February 9, 2017 that he will retire and not stand for re-election at the annual meeting.

***Ms. Hill was appointed to the Board on February 9, 2017.

DIRECTOR COMPENSATION

The Governance & Nominating Committee reviews director compensation annually, and it is the responsibility of this committee to recommend to the Board of Directors any changes in director compensation. The Board of Directors makes the final determination with respect to director compensation. The Governance & Nominating Committee has the authority under its charter to retain outside consultants or advisors to assist it in gathering information and making decisions.

The Company uses a combination of cash and equity compensation to attract and retain qualified candidates to serve on its Board of Directors. In setting director compensation, the Company considers the commitment of time directors must make in performing their duties, the level of skills required by the Company of its Board members and the market competitiveness of its director compensation levels. The table below sets forth the schedule of fees paid to non-employee directors for their annual retainer and service in various capacities on Board committees and in Board leadership roles. Employee directors do not receive any additional compensation for serving on the Board or any of its committees.

Schedule of Director Fees

Type of Fee	Cash		Equity
Annual Retainer	$35,000		$100,000	(1)
Additional Annual Retainer for Lead Director	35,000		N/A
Additional Retainer for Non-Executive Chairman (per quarter)	37,500	(2)	N/A
Additional Annual Retainer for Audit Committee Chair	10,000		N/A
Additional Annual Retainer for Compensation & Benefits Committee Chair	10,000		N/A
Additional Annual Retainer for Governance & Nominating Committee Chair	9,000		N/A
Additional Annual Retainer for Other Committee Chairs	8,000		N/A
Board or Audit Committee Attendance Fee (per meeting)	2,000		N/A
Compensation & Benefits Committee Attendance Fee (per meeting)	1,800		N/A
Other Committee Attendance Fee (per meeting)	1,500		N/A
Board or Committee Telephone Conference Attendance Fee (per meeting, other than Audit Committee)	1,000		N/A
Audit Committee Telephone Conference Attendance Fee (per meeting)	1,200		N/A
Board Strategy Retreat Attendance Fee (annual 2-day meeting)	3,000		N/A

(1) Restricted stock grant with one-year vesting period.

(2) This retainer was approved for the period from May 6, 2016 until May 6, 2017.

Directors may defer the receipt of all or part of their director fees under the Directors’ Deferred Compensation Plan. Amounts deferred are “invested” in bookkeeping accounts that measure earnings and losses based on the performance of a particular investment. Directors may elect to defer their fees into the following two subaccounts: (i) an account based upon the price of the Common Stock and (ii) an account based upon the current interest rate of the Company’s fixed income fund in its 401(k) plan. Subject to certain restrictions, a director may take cash distributions from a deferred fee account either prior to or following the termination of his or her service as a director.

Director Compensation Table

The table below summarizes the actual compensation paid by the Company to non-employee directors during the year ended December 31, 2016.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (1)(2)(4)	Option Awards ($) (3)(4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Stuart M. Essig	60,600	100,000	—	—	—	—	160,600
John W. Gerdelman	62,400	100,000	—	—	—	—	162,400
Barbara B. Hill (5)	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Lemuel E. Lewis	78,400	100,000	—	—	—	—	178,400
Martha H. Marsh	75,000	100,000	—	—	—	—	175,000
Eddie N. Moore, Jr.	68,400	100,000	—	—	—	—	168,400
James E. Rogers	64,200	100,000	—	—	—	—	164,200
David S. Simmons	62,000	100,000	—	—	—	—	162,000
Robert C. Sledd	76,000	100,000	—	—	—	—	176,000
Craig R. Smith	212,500	100,000	—	—	—	—	312,500
Anne Marie Whittemore	85,000	100,000	—	—	—	—	185,000

(1) Includes amounts deferred by the directors under the Directors’ Deferred Compensation Plan.

(2) The amounts included in the “Stock Awards” column are the aggregate grant date fair value of the awards computed in accordance with the FASB ASC Topic 718.

(3) Option Awards were not granted to Directors in 2016.

(4) The Stock Award amount of $100,000 equated to 2,824 shares of Restricted Stock based on the closing stock price of $35.41 on May 6, 2016, the date of grant. These shares vest on May 6, 2017.

(5) Ms. Hill was appointed to the Board on February 9, 2017 and therefore did not receive compensation during the year ended December 31, 2016.

Stock Ownership Guidelines for Directors

The Company maintains stock ownership guidelines for its directors which provide that each director shall attain, within five years after his or her service on the Board begins, a level of equity ownership of Common Stock having a value of at least five times the annual cash retainer fee or $150,000, whichever is higher. Each director who has served on the Board for at least five years has achieved this ownership objective.

DIRECTOR NOMINATING PROCESS

Director Candidate Recommendations and Nominations by Shareholders.    The Governance & Nominating Committee charter provides that the Governance & Nominating Committee will consider director candidate recommendations by shareholders. Shareholders should submit any such recommendations to the Governance & Nominating Committee through the method described under “Communications with the Board of Directors” below. In addition, our Bylaws provide that any shareholder of record entitled to vote for the election of directors at the applicable meeting of shareholders may nominate directors by complying with the notice procedures set forth in the Bylaws and summarized in “Shareholder Proposals” on page 56 of this proxy statement.

Process for Identifying and Evaluating Director Candidates.    The Governance & Nominating Committee evaluates all director candidates in accordance with the director qualification standards and the criteria described in our Corporate Governance Guidelines. These guidelines require the Governance & Nominating Committee on an annual basis to review and evaluate the requisite skills and characteristics of individual Board members and nominees as well as the composition of the Board as a whole. This assessment includes whether the member or candidate is independent and includes considerations of diversity, age, skills and experience in the context of the Board’s needs. The goal of the Governance & Nominating Committee is to have a Board whose membership reflects a mix of diverse skill sets, technical expertise, educational and professional backgrounds, industry experiences and public service as well as perspectives of different genders and ethnicities. The Governance & Nominating Committee reviews its annual assessment with the Board each year and, as new member candidates are sought, attempts to maintain and enhance the level of diverse backgrounds and viewpoints of directors constituting the Board. As part of the Board’s annual self-assessment process, the Board will consider the effectiveness of its overall composition and structure as well as its performance and functioning.

There are no differences in the manner in which the Governance & Nominating Committee evaluates director candidates based on whether the candidate is recommended by a shareholder. The Governance & Nominating Committee did not receive any nominations from any shareholders for the 2017 Annual Meeting.

Our Bylaws provide that no director nominee can stand for election if, at the time of appointment or election, the nominee is over the age of 72.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Board of Directors has approved a process for shareholders and other interested parties to send communications to the Board. Shareholders and other interested parties can send written communications to the Board, any committee of the Board, non-management directors as a group, the lead director or any other individual director at the following address: P.O. Box 2076, Mechanicsville, VA 23116-2076. All communications will be relayed directly to the applicable director(s).

PROPOSAL 1: ELECTION OF DIRECTORS

Eleven directors have been nominated for election to the Board of Directors for a one-year term expiring at the 2018 Annual Meeting of Shareholders or until their respective successors are elected. Each nominee has agreed to serve if elected and qualified. If any nominee is not able to serve, the Board may designate a substitute or reduce the number of directors serving on the Board. Proxies will be voted for the nominees shown below (or if not able to serve, such substitutes as may be designated by the Board). The Board has no reason to believe that any of the nominees will be unable to serve.

Our Bylaws currently provide that the Board of Directors consists of 12 directors and the Board has approved an amendment to our Bylaws to decrease the number of directors to 11 effective upon Mr. Smith’s retirement from the Board. The Governance & Nominating Committee has recommended to the Board of Directors, and the Board of Directors has approved, 11 persons as nominees for election to the Board of Directors. Proxies cannot be voted for a greater number of directors than the number of nominees named.

Information on each nominee, including the particular experience, qualifications, attributes or skills that led the Board to conclude that he or she should serve as a director of the Company, is set forth below.

NOMINEES FOR ELECTION

Stuart M. Essig, 55, has served as Chairman of the Board of Integra LifeSciences Holdings Corporation since 2012. From 1997 to 2012, he served as Chief Executive Officer of Integra LifeSciences, during which time he transitioned the business into a global surgical products company. Prior to joining Integra LifeSciences, Mr. Essig was a managing director in mergers and acquisitions for Goldman Sachs Group, Inc. He also has been a Managing Partner since 2012 of Prettybrook Partners, a healthcare advisory firm, and a Venture Partner since 2013 in Wellington Partners, a pan-European venture capital firm. In addition to Integra LifeSciences, he also currently serves on the boards of directors of Seaspine Holdings Corporation and Breg, Inc. and formerly served on the board of St. Jude Medical, Inc. Mr. Essig has been a director of the Company since 2013.

The Board of Directors has nominated Mr. Essig to continue his service as a director of the Company based on his strong background and leadership experience in the medical device manufacturing industry and broad-based knowledge of the health care industry. His insights into the medical supplies manufacturing industry, both domestic and international, bring a unique perspective to Owens & Minor’s Board that assists us both logistically and strategically as we seek to manage and grow our many relationships with the manufacturing community at home and abroad.

John W. Gerdelman, 64, is Managing Partner of River2, an investment and consulting partnership. Mr. Gerdelman was President of Long Lines Limited, a telecommunications service provider, from 2010 to 2011. Before joining Long Lines in 2010, he co-founded Intelliden Corporation, a network solutions provider for which Mr. Gerdelman served as Executive Chairman from 2003 until it was acquired by IBM in 2010. Mr. Gerdelman has served in a number of leadership positions for other telecommunications companies, including 15 years with MCI Communications Corporation. He currently serves on the board of directors of Brocade Communications Systems, Inc. and previously served on the boards of Sycamore Networks, Inc., Proxim Wireless Corporation, APAC Customer Services, Inc. and McData Corporation. Mr. Gerdelman has been a director of the Company since 2010.

The Board of Directors has nominated Mr. Gerdelman to continue his service as a director of the Company based on his unique entrepreneurial background, extensive experience in finance and accounting and expertise in telecommunications and information systems. The Board believes the Company benefits from Mr. Gerdelman’s business management experience and perspectives as Owens & Minor continues to expand systems and technology solutions used to support our own business operations as well as to provide customers with new products for supply chain management.

Barbara B. Hill, 64, has served as an Operating Partner of NexPhase Capital, a private equity firm (formerly Moelis Capital Partners), since 2011, where she focuses on healthcare-related investments and providing strategic and operating support for NexPhase’s healthcare portfolio companies. From 2006 to 2010, Ms. Hill served as Chief Executive Officer and President of FHC Health Systems and ValueOptions, Inc., a behavioral health benefits management company. Previously, Ms. Hill served as Chairman and Chief Executive Officer of Woodhaven Health Services, an institutional pharmacy company, from 2004 to 2006, and President and a member of the board of directors of Express Scripts, a Fortune 100 pharmacy benefits management company, from 2002 to 2003. Ms. Hill also serves as a member of the board of directors of Omega Healthcare Investors, Inc., a Maryland real estate investment trust, Integra LifeSciences Holdings Corporation, a manufacturer of medical devices and implants and formerly served on the board of St. Jude Medical, Inc. Ms. Hill was appointed to the Board of Directors in February 2017.

The Board of Directors has nominated Ms. Hill to continue her service as a director of the Company based on her extensive experience in the healthcare industry. Ms. Hill brings deep management experience and insight both generally and specific to the healthcare industry, including unique strategic and operational experience from the managed healthcare and pharmaceutical industries. Her unique perspective will benefit Owens & Minor as it continues to expand as a full-service partner for customers that focuses on global healthcare solutions and understand the challenges faced at multiple levels within the global healthcare marketplace.

Lemuel E. Lewis, 70, is a former Chairman of the Board of the Federal Reserve Bank of Richmond, a position he held from 2009 until his retirement from the board on December 31, 2010. Mr. Lewis was appointed to the Board of the Federal Reserve Bank of Richmond in 2004 and served as Deputy Chairman from 2007 to 2008, and Chairman of the Audit Committee from 2005 to 2008. He previously served as Executive Vice President and Chief Financial Officer of Landmark Communications, Inc., a privately-held media and broadcasting company, from 2000 to 2006. He currently serves on the board of directors of Markel Corporation where he is Chairman of the Audit Committee. He also serves on the board of directors of Dollar Tree, Inc. and previously served on the board of Landmark Communications, Inc. Mr. Lewis has been a director of the Company since 2011.

The Board of Directors has nominated Mr. Lewis to continue his service as a director of the Company based on his breadth of experience in accounting and finance through his service as Chief Financial Officer of a private media company, as well as his service on the Board of the Federal Reserve Bank of Richmond where he chaired the Audit Committee. He also brings a wide range of differing perspectives to the Company based on his service on a number of Virginia college and foundation boards and through his membership on the boards of two other public companies, including service on their audit committees.

Martha H. Marsh, 68, retired in 2010 as President & Chief Executive Officer of Stanford Hospital & Clinics, a position she held since 2002. She also served as the Chief Executive Officer of the University of California Davis Health System from 1999 to 2002. After beginning her career at Arthur Andersen in 1975, she served the health care industry for more than thirty years in a variety of leadership positions, including as Senior Vice President for Professional Services and Managed Care at the University of Pennsylvania Health System. Ms. Marsh has also served on a variety of health care boards and committees. She currently serves on the boards of directors of AMN Healthcare Services, Inc. and Edward Life Sciences and previously served on the board of Thoratec Inc. Ms. Marsh has been a director of the Company since 2012.

The Board of Directors has nominated Ms. Marsh to continue her service as a director of the Company based on her extensive background in and knowledge of the health care industry and specifically the health care provider marketplace with which we conduct our business. Having served in the lead management position of some of the most prestigious health care systems in the United States, she brings unique perspectives on the requirements of and challenges faced by the health care provider industry as well as a deep understanding of the entire U.S. health care marketplace. Her broad-based background in accounting, finance, operations and management in the context of the health care industry brings a multi-disciplinary and highly relevant point of view to our Board of Directors in assessing issues and challenges within the health care marketplace.

Eddie N. Moore, Jr., 69, currently serves as President and Chief Executive Officer of Norfolk State University. From 2011 to 2012, he served as President of St. Paul’s College. He is President Emeritus of Virginia State University after serving as its President from 1993 to 2010. Prior to leading Virginia State University, Mr. Moore served as state treasurer for the Commonwealth of Virginia, heading the Department of the Treasury and serving on fifteen state boards and authorities. He also serves on the board of directors of Universal Corporation. Mr. Moore has been a director of the Company since 2005.

The Board of Directors has nominated Mr. Moore to continue his service as a director of the Company based on his strong background in accounting and finance, which qualify him to serve as an audit committee financial expert, and his leadership experience in managing prominent educational institutions. The Board believes that Mr. Moore’s experiences in the public sector bring unique perspectives and disciplines to the Board’s deliberations and decision-making processes.

P. Cody Phipps, 55, joined Owens & Minor as its President & Chief Executive Officer effective July 1, 2015. He most recently served as President & Chief Executive Officer of Essendant, Inc. (formerly United Stationers Inc.) from 2011 to 2015. He served as Essendant’s President from 2006 to 2011 and as Senior Vice President, Operations from 2003 to 2006. Previously, he was a Partner at McKinsey & Company, Inc., where he co-founded and led its Service Strategy and Operations Initiative, which focused on driving operational improvements in complex service and logistics environments. During his tenure at McKinsey, Mr. Phipps provided consulting services to a range of corporate clients across a diverse set of industries, including retail, manufacturing and healthcare. He formerly served on the board of directors of Con-way, Inc. and currently serves on the board of directors of R.R. Donnelley & Sons Company. Mr. Phipps has been a director of the Company since 2015.

The Board of Directors has nominated Mr. Phipps to serve as a director of the Company based upon his unique ability as Chief Executive Officer to communicate to and inform the Board about the Company’s day-to-day operations, implementation of strategic initiatives, and industry developments. The Board believes that Mr. Phipps brings an invaluable perspective on the Company’s current operations and ongoing relationships with customers and suppliers.

James E. Rogers, 71, served from 2011 to 2015 as Chairman of the Board of BackOffice Associates, LLC, a private company that provides data quality, migration and governance solutions. He served as President of SCI Investors Inc, a private equity investment firm, from 1993 until his retirement in 2011. He also serves on the board of directors of NewMarket Corporation and formerly served on the boards of Caraustar Industries, Inc., Wellman, Inc., Chesapeake Corp. and Cadmus Communications, Inc. Mr. Rogers has been a director of the Company since 1991.

The Board of Directors has nominated Mr. Rogers to continue his service as a director of the Company based on his leadership experience as a former chief executive officer and other senior executive positions with several public and private companies, as well as his breadth of knowledge about the Company, its culture and the health care distribution industry acquired through his tenure on the Company’s Board of Directors. In addition, Mr. Rogers has demonstrated significant leadership and communication skills in his service as the Company’s independent lead director for more than 10 years until 2014.

David S. Simmons, 52, has served as Chairman & Chief Executive Officer of Pharmaceutical Product Development, LLC, a global biopharmaceutical research organization, since 2012. From 2001 to 2012, Mr. Simmons served in a variety of management positions with Pfizer, Inc., including as President and General Manager of the Emerging Markets and Established Products Business Units, Regional President of the Eastern Europe Pharmaceutical Division, President of the Pharmaceutical Division in Greece and Vice President of Marketing in Canada. Mr. Simmons has been a director of the Company since 2013.

The Board of Directors has nominated Mr. Simmons to continue his service as a director of the Company based on his extensive background and experience in the global pharmaceutical business and the breadth of knowledge he brings to Owens & Minor and its international operations through his leadership positions with Pfizer in Europe and abroad. With a strong background in finance, operations and logistics in the context of the pharmaceutical industry, Mr. Simmons brings unique knowledge and perspectives to the Company, including with respect to our third party logistics growth and globalization strategy.

Robert C. Sledd, 64, served as a Senior Economic Advisor to the Governor of Virginia from 2010 to 2014. Since 2008, he also has served as Managing Partner of Pinnacle Ventures, LLC and Sledd Properties, LLC. From 1995 to 2008, he served as Chairman of Performance Food Group Co. (“PFG”), a foodservice distribution company that he co-founded in 1987. He served as Chief Executive Officer of PFG from 1987 to 2001 and from 2004 to 2006. He also serves on the boards of directors of SCP Pool Corporation and Universal Corporation. Mr. Sledd has been a director of the Company since 2007.

The Board of Directors has nominated Mr. Sledd to continue his service as a director of the Company based on his expertise in economic and business development policy, as well as his experience as a former chief executive of a foodservice distribution company, including his knowledge and understanding of the specific issues and challenges faced by companies in the business of distribution and supply chain management. His experiences in founding, growing and taking public PFG allow him to contribute to the Board a breadth of perspectives and ideas on matters of corporate management, governance and strategic growth.

Anne Marie Whittemore, 70, has been a partner in the law firm of McGuireWoods LLP since 1977. She also serves on the board of directors of T. Rowe Price Group, Inc., formerly served on the board of Albemarle Corporation and is a former chairman of the board of the Federal Reserve Bank of Richmond. Ms. Whittemore has been a director of the Company since 1991 and lead director since 2014.

The Board of Directors has nominated Ms. Whittemore to continue her service as a director of the Company based on the unique background and perspectives she brings to the Board as an attorney whose areas of specialty include corporate governance and complex commercial and securities litigation matters. Her experience includes representation of several Fortune 100 corporations and other companies in matters involving corporate governance and shareholder matters. Ms. Whittemore also has extensive experience as a public company director and member of both compensation and governance committees, which the Board believes contributes to her strong leadership skills and led to her appointment in 2014 as lead director.

The Board of Directors recommends a vote FOR the election of each nominee as director.

RETIRING DIRECTORS

Effective immediately following the Annual Meeting, Mr. Smith’s term will expire, at which time he will retire from the Board. The Company gratefully acknowledges and thanks Mr. Smith for 12 years of imparting wisdom, bringing strategic vision and providing strong leadership as a director of Owens & Minor, including four years as our Chairman.

Craig R. Smith, 64, has served as Chairman of the Board of Owens & Minor since 2013 and as Executive Chairman from September 2014 until August 2015. He served as Chairman & Chief Executive Officer of the Company from 2013 until September 2014 and as President & Chief Executive Officer from 2005 until 2013. Mr. Smith, who joined the Company in 1989, served as President & Chief Operating Officer from 1999 until 2005 and as Chief Operating Officer from 1995 to 1999. Mr. Smith has been a director of the Company since 2005 and will retire from the Board immediately following the 2017 Annual Meeting.

PROPOSAL 2: APPROVAL OF OWENS & MINOR, INC. 2017 TEAMMATE STOCK PURCHASE PLAN

The Board of Directors adopted the Owens & Minor, Inc. 2017 Teammate Stock Purchase Plan (“2017 Stock Purchase Plan”) as of April 27, 2017, subject to shareholder approval. The 2017 Stock Purchase Plan is intended to encourage a sense of proprietorship on the part of the Company’s employees or “teammates” by assisting them in making regular purchases of shares of Common Stock, thereby further aligning the interests of employees and shareholders in the future growth and financial success of the Company.

The Company maintained its original Employee Stock Purchase Plan from 1991 through 2007 and maintained the 2007 Teammate Stock Purchase Plan from 2007 through 2017 (the “Prior Stock Purchase Plan”). The Company believes that the Prior Stock Purchase Plan has achieved its objectives of encouraging a sense of proprietorship among its teammates and aligning the interests of teammates and shareholders. The 2017 Stock Purchase Plan will enable the Company to continue to promote these objectives. No additional shares of Common Stock will be issued or purchased under the Prior Stock Purchase Plan for pay periods ending after April 27, 2017.

The material terms of the 2017 Stock Purchase Plan are summarized below. The summary is subject to and qualified in its entirety by reference to the full text of the 2017 Stock Purchase Plan, which is included as Appendix A to this proxy statement and incorporated herein by reference.

Administration.    The Compensation & Benefits Committee will administer the 2017 Stock Purchase Plan. The Compensation & Benefits Committee is responsible for interpreting the 2017 Stock Purchase Plan and adopting any rules and regulations that are necessary or appropriate for the administration of the plan.

The Compensation & Benefits Committee will appoint an agent to assist with the administration of the 2017 Stock Purchase Plan. The agent will serve as custodian for funds that it receives under the plan until those funds are used to purchase shares of Common Stock. As described below, the agent will also purchase shares of Common Stock in accordance with the 2017 Stock Purchase Plan and will maintain an account for each participant, which will include an individual brokerage account.

Eligibility.    A teammate of the Company or a “related company” who is classified as a full-time or part-time plus teammate under the Company’s payroll system is eligible to participate in the 2017 Stock Purchase Plan after attaining age 18 and completion of 30 days of continuous service. The term “related company” means a subsidiary or other business (1) that is controlled by the Company, (2) whose employees are paid under the Company’s payroll system and (3) that the Board of Directors has designated a related company for purposes of the 2017 Stock Purchase Plan.

Enrollment.    An eligible teammate begins participation in the 2017 Stock Purchase Plan by completing the enrollment materials provided by the agent. As part of the enrollment process, the eligible teammate will authorize the Company to withhold part of his or her compensation each payroll period and direct that the amount deducted be applied to the purchase of shares of Common Stock under the 2017 Stock Purchase Plan. An eligible teammate who completes the enrollment process is referred to as a “participant.”

The payroll deduction authorization must be a whole dollar amount. The maximum monthly contribution by a participant will be as prescribed by the Compensation & Benefits Committee, but such maximum monthly contribution limit cannot be more than $1,000.

A participant’s payroll deduction authorization will continue in effect until it is changed in accordance with instructions provided by the agent. Changes to payroll deduction authorizations will be effective no later than the last day of the next payroll period after the agent receives the participant’s new instruction.

Purchase of Shares.    After the end of each payroll period, the Company will pay to the agent, on behalf of each participant, a cash payment equal to (1) the amount withheld from each participant’s compensation plus

(2) a Company contribution equal to 15% of the amount withheld from each participant’s compensation. Not later than five business days after receiving this amount, the agent will purchase shares of Common Stock at the prevailing market price. The Company expects that the agent will purchase shares on the open market, although the 2017 Stock Purchase Plan allows the agent to purchase shares from the Company at the prevailing market price. Shares of Common Stock purchased by the agent will be credited to the individual brokerage account that the agent establishes for the benefit of each participant.

The agent will only purchase whole shares of Common Stock for the account of each participant. Any cash that cannot be applied to the purchase of a whole share for the account of a participant will be held for the participant’s benefit and applied to the next purchase of shares of Common Stock (if the participant continues to participate in the 2017 Stock Purchase Plan) or will be distributed (if the participant does not continue to participate in the 2017 Stock Purchase Plan).

Withdrawal.    A participant may withdraw from the 2017 Stock Purchase Plan and end his or her contributions to the plan at any time in accordance with instructions for withdrawal provided by the agent. Deductions from compensation will cease as soon as administratively practicable after the agent receives the participant’s notice of withdrawal. Upon withdrawal, the cash balance in the participant’s account, representing participant and Company contributions that have not been applied to the purchase of shares of Common Stock, will be paid to the participant in a single cash payment, without interest. The whole shares of Common Stock credited to the participant’s account will continue to be held in the participant’s individual brokerage account, pending instructions from the participant as described below. Termination of employment for any reason is treated as a withdrawal from the 2017 Stock Purchase Plan.

Instructions to Agent.    The whole shares of Common Stock credited to a participant’s account will remain in the participant’s individual brokerage account until the participant gives a different instruction to the agent. The participant may instruct the agent to sell all or part of the whole shares of Common Stock, in which case the sales proceeds, less any transaction costs (which will be paid from the participant’s account), will be distributed to the participant. Alternatively, the participant may instruct the agent to transfer all or part of the whole shares of Common Stock to another brokerage account established by the participant. Finally, the participant may direct the agent to obtain certificates evidencing the whole shares of Common Stock, which may be issued in the name of the participant or the participant and the participant’s spouse, and the certificates will be distributed to the participant.

Shareholder Rights.    Each participant will have all of the rights of a shareholder with respect to the whole shares of Common Stock credited to the account. The participant may direct the agent with respect to the voting of those shares (but in the absence of direction from the participant, the agent may vote the shares in the manner determined by the agent).

Cash dividends and other cash distributions received on whole shares of Common Stock credited to each participant’s account will be distributed to the participant unless the participant has made arrangements with the agent for the automatic reinvestment of the dividends. Dividends paid in whole shares of Common Stock will be credited to each participant’s individual brokerage account.

Share Authorization.    A total of 1,000,000 shares of Common Stock may be purchased or issued under the 2017 Stock Purchase Plan. The total number of shares of Common Stock that may be purchased or issued under the 2017 Stock Purchase Plan, and the participants’ rights under the plan, will be adjusted, as the Compensation & Benefits Committee determines is equitably required, in the event of a stock split, stock dividend, merger, spinoff or other similar changes in the Company’s capitalization.

Amendment and Termination.    The Board of Directors may amend or terminate the 2017 Stock Purchase Plan; provided, however, that an amendment will not become effective without the approval of shareholders if (1) the amendment increases the total number of shares that may be purchased or issued under the 2017 Stock

Purchase Plan (other than an adjustment for changes in capitalization, etc.) or (2) the shareholder approval rules of the New York Stock Exchange require that the amendment be submitted to shareholders for approval.

Unless sooner terminated by the Board of Directors, no shares of Common Stock may be purchased or issued with respect to any payroll period ending after April 27, 2027.

Federal Income Tax Considerations.    The following discussion of tax consequences relates only to U.S. federal income tax matters and is a summary of the general rules applicable to the 2017 Stock Purchase Plan, not a complete description of the federal income tax aspects. The discussion is based on current provisions of the Internal Revenue Code, which are subject to change, and does not cover any state or local tax consequences of participation in the 2017 Stock Purchase Plan. Participants should consult their own tax advisors for advice on specific tax consequences applicable to them.

A participant’s contributions to the 2017 Stock Purchase Plan are “after-tax” dollars, which means that the income and employment taxes imposed on those contributions are deducted from the participant’s other compensation. In addition, a participant must recognize, as ordinary income, the difference between the prevailing market price of the whole shares purchased for his or her account and the amount of the participant’s contributions that are applied to the purchase of the shares. Thus, the Company contribution (15% of the participant’s contribution) is taxable to the participant on each purchase date. The participant’s employer (the Company or a related company) is entitled to claim a federal income tax deduction equal to the amount of ordinary income recognized by the participant on account of the purchase of shares.

New Plan Benefits.    Benefits under the 2017 Stock Purchase Plan will depend on the number of eligible teammates who elect to participate, the amount that they decide to contribute, and the prevailing market price of the shares of Common Stock. Accordingly, it is not possible to determine either the benefits or amounts that will be received by eligible teammates under the 2017 Stock Purchase Plan, or the benefits or amounts that would have been received by eligible employees had the 2017 Stock Purchase Plan been in effect for the Company’s last completed fiscal year.

The Board of Directors recommends a vote FOR approval of the Owens & Minor, Inc. 2017 Teammate Stock Purchase Plan.

PROPOSAL 3: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee (with confirmation of the Board) has selected KPMG LLP to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2017 and has directed that management submit such appointment of KPMG LLP for ratification by the shareholders at the annual meeting. Representatives of KPMG LLP will be present at the annual meeting to answer questions and to make a statement, if they desire to do so.

Under the Sarbanes-Oxley Act of 2002 and the rules of the SEC promulgated thereunder, the Audit Committee is solely responsible for the appointment, compensation and oversight of the work of the Company’s independent registered public accounting firm. Shareholder ratification of this appointment is not required by the Company’s Bylaws or otherwise. If shareholders fail to ratify the appointment, the Audit Committee will take such failure into consideration in future years. If shareholders ratify the appointment, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it is determined that such a change would be in the best interests of the Company.

Prior to selecting KPMG LLP for fiscal 2017, the Audit Committee evaluated KPMG’s performance with respect to fiscal 2016. In conducting this annual evaluation, the Audit Committee considered management’s assessment of KPMG’s performance in areas such as (i) independence, (ii) the quality and the efficiency of the services provided, including audit planning and coordination, (iii) industry knowledge and (iv) the quality of communications, including KPMG staff accessibility and keeping management apprised of issues. The Audit Committee also considered KPMG’s tenure, the impact on the Company of changing auditors and the reasonableness of KPMG’s billable rates. The Audit Committee is responsible for the audit fee negotiations associated with the retention of KPMG LLP. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent registered accounting firm. Further, in conjunction with the rotation of the auditing firm’s lead engagement partner every five years, the Audit Committee and its chairperson will continue to be directly involved in the selection of KPMG LLP’s new lead engagement partner. The members of the Audit Committee and the Board believe that the continued retention of KPMG LLP to serve as our independent external auditor is in the best interests of us and our stockholders.

The Board of Directors recommends a vote FOR the ratification of the appointment of KPMG LLP to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2017.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

For each of the years ended December 31, 2016 and 2015, KPMG LLP billed the Company the fees set forth below in connection with professional services rendered by that firm to the Company:

	Year 2016	Year 2015
Audit Fees	$1,956,000	$1,783,000
Audit-Related Fees	32,000	27,000
Tax Fees	102,000	636,000
All Other Fees	—	—

Total	$2,090,000	$2,446,000

Audit Fees.    These were fees for professional services performed for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s filings on Forms 10-K and 10-Q, Sarbanes-Oxley compliance, and services normally provided in connection with statutory and regulatory filings or engagements.

Audit-Related Fees.    These were fees primarily for the annual audits of the Company’s employee benefit plan financial statements, internal control attestations in certain foreign jurisdictions and consultations by management related to financial accounting and reporting matters.

Tax Fees.    These were fees primarily for advice and consulting services related to the structuring of international operations, and the restructuring of business operations.

The Audit Committee has established policies and procedures for the pre-approval of audit services and permitted non-audit services in order to ensure the services do not impair the auditor’s independence. The Audit Committee will pre-approve on an annual basis the annual audit services engagement terms and fees and will also pre-approve certain audit-related services that may be performed by the independent auditors up to the pre-approved fee levels, as well as permissible tax planning and compliance services. The Audit Committee may delegate pre-approval authority to one or more of its members, but any pre-approval decision by such member or members must be presented to the full Audit Committee at its next scheduled meeting. All services provided by and fees paid to KPMG LLP in 2016 were pre-approved by the Audit Committee in accordance with the pre-approval policies, and there were no instances of waiver of approval requirements or guidelines during this period.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is composed of four directors, each of whom is independent under the enhanced independence standards for audit committees in the Exchange Act and the rules thereunder as incorporated into the listing standards of the NYSE and under the Company’s Corporate Governance Guidelines, and two of whom have been determined by the Board of Directors to be audit committee financial experts. The Audit Committee met seven times during 2016. The Audit Committee operates under a written charter adopted by the Board of Directors, which the Audit Committee reviews at least annually and revises as necessary to ensure compliance with current regulatory requirements and industry changes.

As its charter reflects, the Audit Committee has a broad array of duties and responsibilities. With respect to financial reporting and the financial reporting process, management, the Company’s independent registered public accounting firm and the Audit Committee have the following respective responsibilities:

Management is responsible for:

•	Establishing and maintaining the Company’s internal control over financial reporting;

•	Assessing the effectiveness of the Company’s internal control over financial reporting as of the end of each year; and

•	Preparation, presentation and integrity of the Company’s consolidated financial statements.

The Company’s independent registered public accounting firm is responsible for:

•	Performing an independent audit of the Company’s consolidated financial statements and the Company’s internal control over financial reporting;

•	Expressing an opinion as to the conformity of the Company’s consolidated financial statements with U.S. generally accepted accounting principles; and

•	Expressing an opinion as to the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee is responsible for:

•	Selecting the Company’s independent registered public accounting firm;

•	Overseeing and reviewing the financial statements and the accounting and financial reporting processes of the Company; and

•	Overseeing and reviewing management’s evaluation of the effectiveness of internal control over financial reporting.

In this context, the Audit Committee has met and held discussions with management and KPMG LLP, the Company’s independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements for the year ended December 31, 2016 were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee has reviewed and discussed these consolidated financial statements with management and KPMG LLP, including the scope of the independent registered public accounting firm’s responsibilities, critical accounting policies and practices used and significant financial reporting issues and judgments made in connection with the preparation of such financial statements.

The Audit Committee has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standard No. 16, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board (United States) (PCAOB). The Audit Committee has also received the written disclosures and the letter from KPMG LLP required by the PCAOB regarding the independence of that firm and has discussed with KPMG LLP the firm’s independence from the Company.

In addition, the Audit Committee has discussed with management its assessment of the effectiveness of internal control over financial reporting and has discussed with KPMG LLP its opinion as to the effectiveness of the Company’s internal control over financial reporting.

Based upon its discussions with management and KPMG LLP and its review of the representations of management and the report of KPMG LLP to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the SEC.

THE AUDIT COMMITTEE

Lemuel E. Lewis, Chairman

Stuart M. Essig

John W. Gerdelman

Eddie N. Moore, Jr.

STOCK OWNERSHIP INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on the Company’s records and information provided by our directors, executive officers and beneficial owners of more than 5% of the Common Stock, we believe that, with one exception, all reports required to be filed by our directors and executive officers under Section 16(a) of the Exchange Act were filed on a timely basis during 2016. Due to an administrative error in reporting, the acquisition by Lemuel E. Lewis, Director of the Company, on February 18, 2016 of 31 shares of phantom stock, derivative securities beneficially owned through the Company’s Directors’ Deferred Compensation Plan, was reported late on a Form 4 filed on February 23, 2016.

Stock Ownership by Management and the Board of Directors

The following table shows, as of March 10, 2017, the number of shares of Common Stock beneficially owned by each director and director nominee, the executive officers identified as our “NEOs” in the Summary Compensation table in this Proxy Statement and all current directors and executive officers of the Company as a group.

Name of Beneficial Owner	Sole Voting and Investment Power (1)	Other (2)	Aggregate Percentage Owned
Stuart M. Essig	24,535	—	*
John W. Gerdelman	20,072	—	*
Barbara B. Hill	1,051	—	*
Lemuel E. Lewis	32,587	—	*
Martha H. Marsh	13,013	—	*
Eddie N. Moore, Jr.	24,604	—	*
James E. Rogers	57,091	—	*
David S. Simmons	10,316	—	*
Robert C. Sledd	19,851	—	*
Craig R. Smith	95,982	—	*
Anne Marie Whittemore	71,254	—	*
P. Cody Phipps	301,985	—	*
Richard A. Meier	107,821	—	*
Rony C. Kordahi	29,482	—	*
Charles C. Colpo	38,705	—	*
W. Marshall Simpson	14,204	—	*
All Executive Officers and Directors as a group (21 persons)	1,026,853	—	1.68%

* Represents less than 1% of the total number of shares outstanding.

(1) No officer or director of the Company has the right to acquire any shares through the exercise of stock options within 60 days following March 10, 2017.

(2) Includes: (a) shares held by certain relatives or in estates; (b) shares held in various fiduciary capacities; and (c) shares for which the shareholder has shared power to dispose or to direct disposition. These shares may be deemed to be beneficially owned under the rules and regulations of the SEC, but the inclusion of such shares in the table does not constitute an admission of beneficial ownership.

Stock Ownership by Certain Shareholders

The following table shows, as of March 10, 2017, any person (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act) who, to our knowledge, was the beneficial owner of more than 5% of the Common Stock.

Name and Address of Beneficial Owner	Shares Beneficially Owned		Percentage Owned
BlackRock, Inc. 55 East 52nd Street, New York, NY 10055	7,338,760	(1)	12.01%
Vanguard Group, Inc. 100 Vanguard Blvd., Malvern, PA 19355	6,488,060	(2)	10.62%

(1) Based upon a Schedule 13G report or amendment filed by BlackRock, Inc. with the SEC on January 17, 2017.

(2) Based upon a Schedule 13G report or amendment filed by Vanguard Group, Inc. with the SEC on March 3, 2017.

Equity Compensation Plan Information

The following table shows, as of December 31, 2016, information with respect to compensation plans under which shares of Common Stock are authorized for issuance.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	(b) Weighted-average exercise price of outstanding options, warrants and rights (1)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by shareholders (2)	193,533	—	2,270,189
Equity compensation plans not approved by shareholders (3)	—	—	—
Total	193,533	—	2,270,189

(1) There are no outstanding options, warrants or rights as of December 31, 2016. The total in column (a) above relate to performance shares.

(2) These equity compensation plans are the 2015 Stock Incentive Plan adopted and approved by shareholders on April 30, 2015 and the 2005 Stock Incentive Plan. No additional awards may be made under the 2005 Stock Incentive Plan. However, shares may be issued under such plan upon the achievement of financial metrics under outstanding performance share grants.

(3) The Company does not have any equity compensation plans that have not been approved by shareholders.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes our executive compensation philosophy and programs, the compensation decisions made by the Compensation & Benefits Committee under these programs and the considerations that went into our decisions in light of the Company’s performance in 2016.

Our fiscal year 2016 NEOs are:

Named Executive Officer	Title
P. Cody Phipps	President & Chief Executive Officer
Richard A. Meier	Executive Vice President, Chief Financial Officer & President, International
Rony C. Kordahi*	Executive Vice President, North American Operations
Charles C. Colpo	Senior Vice President, Strategic Relationships
W. Marshall Simpson**	Executive Vice President & Chief Commercial Officer

* Mr. Kordahi joined the Company effective April 4, 2016 as its Executive Vice President, North American Operations

** Mr. Simpson resigned effective February 1, 2017 and currently serves as a consultant to the Company.

Executive Summary

2016 Business Transformation and Compensation Review

2016 was a year of focused execution and continued strategic transformation for Owens & Minor as we added new executive leadership, continued our business transformation agenda, began to reposition the Company for future success and further executed our strategic and tactical initiatives in the highly competitive global healthcare market.

Highlights of 2016 events and performance include:

•

The Company achieved annual earnings of $1.76 per share and adjusted earnings of $2.05 per share(1) for 2016 with consolidated operating earnings of $200 million (or 2.05% of revenues), representing an all-time high adjusted earnings per share level for the Company.

•	Mr. Phipps served his first full calendar year as our President & CEO.

•

In addition to welcoming Mr. Kordahi as our EVP, North American Operations, we welcomed new executive leadership talent in the roles of Senior Vice President, Chief Information Officer; Senior Vice President, General Counsel & Corporate Secretary; and Senior Vice President, Clinical & Procedural Solutions.

•

We successfully performed in accordance with our business “Transformational Agenda” initiatives, including: building and aligning our executive team, strengthening our core distribution business, executing on our growth strategies and developing new strategies.

•	We transitioned the loss of a major customer, adjusting our cost structure while delivering solid adjusted earnings despite this loss.

We believe our 2016 compensation results are consistent with our solid 2016 operating performance and that the incentive awards earned by our executive officers reflected our performance in 2016. Additionally, the

1	Adjusted (non-GAAP) earnings and a reconciliation to its most comparable GAAP equivalent financial measure are described on page 15 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 17, 2017.

Compensation & Benefits Committee exercised negative discretion with respect to annual performance awards paid to our executive officers as a result of the loss of this customer, reducing the incentive payment from the achievement level of 98% to 94%.

Summary of 2016 Performance Pay Results

Annual Incentive Program

2016 Annual Incentive Results

•	Overall Payout of 94% of Target

•	Adjusted Operating Earnings was $224 million

•	Qualitative Performance Factor 94%

While the Company’s 2016 financial performance resulted in achievement of 98% of its adjusted operating earnings metric, the Compensation & Benefits Committee exercised negative discretion with respect to annual performance awards paid to executive officers, including the NEOs, as a result of the loss a major customer of the Company.

Long Term Incentive

Results for 2015 Performance Share Grant (FY 2015 and FY 2016 performance period):

•	Payout on 2015-2016 LTI was at 108% of Target

•	Return on Average Assets was 4.6%

•	Adjusted Diluted Earnings Per Share was $2.05

Owens & Minor’s Compensation Philosophy and Goals

The fundamental principle underlying Owens & Minor’s executive compensation program is that we pay for sustained performance, profitable growth and achievement of results. Our goal is to encourage high Company and individual performance within a framework that allows us to attract, retain and motivate our executives. Components of our executive compensation program are designed to create the appropriate balance between short- and long-term incentives and between fixed and at-risk compensation, to weigh cost against expected benefit and to align with the creation of shareholder value while providing market-competitive compensation packages that promote executive retention. These components include:

•	Annual cash incentives to drive critical business goals for each year.

•	Restricted stock and performance share grants to retain management and focus executives on longer-term financial performance and execution of our operational and strategic plans.

•	Reasonable but market-competitive base salaries so executives are not motivated to take excessive risks.

•	Retirement, severance and other benefits to attract executive talent and encourage retention.

Evolution of Compensation Program and Practices

With respect to our overall compensation programs, Company management reviews our compensation policies and practices each year to determine whether they create risks that are reasonably likely to have a material adverse effect on the company. The Committee and the independent Compensation Consultant, Semler Brossy Consulting Group, LLC (Semler Brossy) consider risks when designing new executive compensation programs, and Semler Brossy periodically provides an external review of the programs and features of our programs and corporate governance policies that help mitigate risk. Based on these reviews and assessments, we believe that our executive compensation program, structured to reward performance and create long-term shareholder value, has played a significant role over the past decade in effectively motivating and rewarding management to meet the challenges of our business and produce our many successes. Our compensation philosophy and practices continue to evolve into a more market-driven pay structure with lower fixed pay and more variable and performance-based pay in order to enhance the program’s pay for performance orientation. Further discussion and disclosure of the Company’s compensation policies and practices are included in the pages following this Executive Summary.

Executive Compensation Practices

Our compensation programs and practices are designed to meet compensation best practices and to drive performance that creates long-term shareholder value.

WHAT WE DO

☑	Pay for Performance. We link pay to performance. A significant portion of our executives’ potential total annual compensation, both cash and equity, is based on the achievement of objective, simple and transparent financial measures that are structured to enhance short-term and long-term performance.

☑	Performance-Based Equity Awards. At least half of our annual equity award grants are performance shares with multi-year performance requirements and an additional year of vesting on earned shares.

☑	Share Ownership Guidelines. We have established stock ownership guidelines for our officers, and all of our NEOs meet or exceed the established ownership guidelines.

☑	Limited Perquisites. We tie perquisites to a legitimate business purpose and limit the value provided to executive officers.

☑	Double-Triggered Change in Control Provisions. Equity vesting and severance payments and benefits based on a change in control require termination of employment following the change in control.

☑	Recoupment Policy. We have in place a recoupment policy to recover from our executives compensation paid under circumstances involving restatement of our financial statements due to misconduct.

☑	Risk Mitigation. We seek to mitigate risks associated with compensation by establishing caps on incentive compensation, multiple performance targets for earning incentive compensation and ongoing processes to identify and manage risk. We do not believe our compensation program creates risks that are reasonably likely to have a material adverse impact on the Company, which we confirm annually through a risk assessment of incentive-based compensation.

☑

Independent Compensation Consulting Firm.    The Compensation & Benefits Committee receives advice about its programs and practices from an independent consulting firm that provides no other services to the Company and has no conflicts of interest with respect to its work.

WHAT WE DON’T DO

☒	No Employment Agreements. While we agreed to an employment term sheet upon the hiring of our new CEO in 2015, we do not otherwise have employment agreements with our executive officers.

☒	No Hedging. We prohibit our executive officers and directors from hedging against the economic ownership of Company stock.

☒	No Pledging. We strongly discourage our executive officers from pledging Company stock, and none of our NEOs currently has any such stock pledged.

☒	No Re-pricing of Equity Awards. Our stock plans do not permit the re-pricing of equity awards.

☒	No Tax Gross-Ups. We do not provide any tax gross-ups, including excise tax gross-ups on change in control severance payments and benefits.

Say-On-Pay Vote

In May 2016, our shareholders approved the compensation of our NEOs for 2015 in our say-on-pay advisory vote with over 96% of votes cast in support of the program. Based on this support, the Compensation & Benefits Committee made no material changes to the general structure and philosophy behind our executive compensation program in 2016 but continues to evaluate our pay programs and practices to ensure that they are both market competitive and equitable. At our upcoming 2017 Annual Meeting, our shareholders will provide an advisory vote to approve 2016 executive compensation, and the Compensation & Benefits Committee will continue to consider results from these advisory votes in setting executive compensation.

The Process for Setting Executive Compensation

The Company’s executive compensation levels and programs are established, approved and administered by the Compensation & Benefits Committee, which is currently composed of four independent directors. The Compensation & Benefits Committee solicits the views of its independent outside consulting firm and senior management on incentive compensation and plan design issues. In addition, the Compensation & Benefits Committee sets performance goals and evaluates the performance of our Chief Executive Officer on an annual basis jointly with the Governance & Nominating Committee, and the Chief Executive Officer sets performance goals and provides performance evaluations of our other executive officers and makes recommendations as to their compensation levels. Since his employment in 2016, our Chief Executive Officer has not made recommendations to the Compensation & Benefits Committee with respect to his compensation and does not participate in Committee meetings when his compensation is discussed.

Independent Advisor.    The Compensation & Benefits Committee has the authority under its charter to retain independent consultants or advisors to assist it in gathering information and making decisions. Management may not engage any independent advisor retained by the Compensation & Benefits Committee to perform services without the prior approval of the committee, and no such engagement by management was undertaken in 2016. The Compensation & Benefits Committee also obtains information and assistance from the Company’s Human Resources Department in evaluating and making decisions on executive compensation.

The Compensation & Benefits Committee continued to engage Semler Brossy in 2016 as its independent advisor to (1) provide recommendations in changes to our peer group; (2) provide guidance and advice in our search for new executive officers and the compensation package offered to those new leaders; (3) analyze competitive levels of each element of compensation and total compensation for each of the executive officers relative to our peer group and industry trends; (4) provide information regarding executive compensation trends and regulatory changes and developments; (5) provide input on annual and long-term incentive design, particularly to address our current mix of SERP and non-SERP eligible officers; and (6) periodically assist in conducting a risk assessment of our compensation programs, policies and practices. The Compensation & Benefits Committee has analyzed whether the work of Semler Brossy has raised any conflict of interest and has concluded that the work of our advisor, including the individuals employed by our advisor who provide consulting services to the committee, has not created any conflict of interest. The Compensation & Benefits Committee also considered and confirmed the independence of legal advisors retained during 2016.

Factors Used to Determine Executive Compensation.    Consistent with past years, the Compensation & Benefits Committee considered a variety of factors in making decisions regarding compensation for our NEOs in 2016. The primary factors were as follows:

Performance.    Our policy is to provide executive officers with compensation opportunities that are based upon Company performance and their contribution to Company performance.

Mix of Short-Term and Long-Term Compensation.    Because the successful operation of our business requires a long-term approach, one element of our executive compensation program is long-term compensation.

Although we have never had specific policies on the percentage of total compensation that should be short-term versus long-term, we considered this relationship in determining the overall balance and reasonableness of our executives’ total direct compensation packages. We believe that short-term compensation is necessary in conjunction with long-term compensation to provide remuneration for performance of the short-term goals or milestones that ultimately lead to achievement of our long-term objectives and strategic initiatives.

Mix of Performance-Based Compensation.    To create a strong link between pay and performance, a significant portion of compensation is based on the achievement of objective financial measures. We have no specific policies on the percentage of total compensation that should be “performance-based,” but consider this relationship in determining the overall balance and reasonableness of the executives’ total direct compensation packages.

Impact and Mix of Cash vs. Non-Cash Compensation.    We consider both the cost and the motivational value of the various components of compensation. Although we have no specific policies on the percentage of total compensation that should be “cash versus equity,” we consider this relationship in determining the overall balance and reasonableness of the executives’ total direct compensation packages.

Peer Group Comparisons.    Each year, we evaluate our compensation levels and programs through comparisons to available information for a group of peer companies selected by the Compensation & Benefits Committee (“Peer Companies”) based in part on recommendations from and analyses prepared by our compensation advisors. This evaluation helps us to assess whether our level and mix of executive pay is competitive and reasonable when compared to certain industry standards.

In general, the Peer Companies were selected after consideration of the following factors:

•	Quantitative Factors: revenue, net income, total assets, and/or market capitalization

•	Qualitative Factors: business model (health care distribution and companies from other distribution industries) and geography

Our Peer Companies include a mix of health care distribution and companies from other distribution industries in order to capture companies of comparable business model and size to us. The Compensation & Benefits Committee periodically reviews the peer group to ensure it remains appropriate and relevant as a market reference and modifies the peer group as necessary to reflect changes at Owens & Minor, among the peers or within the industry. In early 2016, the Compensation & Benefits Committee reviewed and updated the peer group for 2016 based on the quantitative and qualitative factors above to ensure continued relevance of the Peer Companies. Based on this review, Con-Way, Inc. and Omnicare were removed because they recently had been acquired. Relative to the Quantitative Factors of the Peer Companies, Owens & Minor generally ranks between the 25th percentile and median of the group. The Peer Companies used for 2016 consisted of the following:

2016 Peer Companies
C.H. Robinson Worldwide, Inc.	Patterson Companies, Inc.
Essendant Inc.	United Natural Foods, Inc.
Genuine Parts Company	WESCO International
Henry Schein, Inc.	VWR Corporation
JB Hunt Transport Services, Inc.	WestRock Co.

Using the Peer Companies, Semler Brossy analyzed the compensation components and levels as reported for the NEOs of the Peer Companies and prepared a comparison of 2016 target total direct compensation and each element thereof to reported information for the Peer Companies. The Compensation & Benefits Committee also considered data from a Towers Watson General Industry survey, using a survey cut incorporating a discount to

Owens & Minor’s revenue in light of the low-margin nature of the Company’s business relative to general industry companies. When the Compensation & Benefits Committee reviews data from the Peer Companies, they consider the 50th percentile of the group as a reference point, rather than a policy, for positioning target total compensation, and actual compensation may be above or below the target level based on performance. Data from the Peer Companies is one of a number of factors considered by the Compensation & Benefits Committee while determining each executive’s pay. Other factors considered during this process include, but are not limited to, the executive’s performance, internal equity of pay, general market competitiveness and whether or not the executive participates in the now-frozen SERP program.

In October 2016, the Compensation & Benefits Committee re-evaluated the number and composition of the Peer Companies with the assistance of Semler Brossy. The Compensation & Benefits Committee added three companies, Anixter International, Synnex Corp. and Univar, Inc. to the Peer Companies. This revised group of Peer Companies will be used for 2017.

Tally Sheets.    We also review total compensation levels for executive officers at least annually through the use of tally sheets that quantify each element of direct and indirect compensation provided to individual executives and the portion of the executive’s total compensation represented by each element of compensation. This annual review of tally sheets also includes information on the value of executives’ outstanding equity awards, as well as an evaluation of the payments and benefits that would be paid to executive officers in the event of termination of employment, including retirement or following a change in control of the Company. While providing additional context to us in making compensation decisions, the information from the tally sheets regarding outstanding equity awards and termination payments and benefits generally does not affect our compensation decisions for the NEOs. This reflects our view that an executive’s compensation level should be based on the Company’s performance, the executive’s performance and the executive’s contribution to the Company’s performance.

Total Program Cost.    We consider the cost (including aggregate share usage and dilution) of the various components of our compensation program in evaluating the overall balance and reasonableness of our executives’ total direct compensation packages.

Risk Considerations.    In setting executive compensation, the Compensation & Benefits Committee reviews the various components of our program to consider whether they are appropriately structured to promote the achievement of our business goals without encouraging the taking of unnecessary risks. We believe that several elements of our program mitigate risks associated with performance-based compensation, including the following:

•

Limits on Incentive Compensation. Awards under our annual incentive program are capped at 200% of the executive’s target award to protect against excessive short-term incentives, and the Compensation & Benefits Committee has discretion to reduce awards based on factors it deems appropriate, including whether officers took unnecessary risks.

•

Performance Metrics. We use a combination of financial performance metrics for our annual incentive program that emphasizes profitable and disciplined growth and requires responsible and risk-based decision-making by our executives.

•

Performance Shares/Long-Term Equity Awards. At least half of an executive’s equity compensation each year consists of performance shares with a two-year performance cycle and an additional year of service-based vesting, which focuses management on sustaining the Company’s longer-term performance. The other portion of an executive’s equity compensation each year consists of restricted stock awards that vest over a period of at least three years and, accordingly, further encourages a focus on long-term performance.

•	Share Ownership Guidelines. Our share ownership guidelines ensure that our executives have a substantial stake tied to long-term holdings in Owens & Minor stock.

•

Recoupment Policy. Performance-based cash and equity compensation to our executive officers is subject to recoupment under circumstances involving misconduct that results in a restatement of our financial statements.

Elements of Compensation

In an effort to achieve the objectives identified above, our 2016 executive compensation framework consisted of the following elements as further described below:

Element	Description	Purpose
Base Salary	Fixed cash	Provides a fixed amount of cash compensation to allow us to recruit and retain key talent

Annual Incentives	Cash awarded annually for performance against adjusted operating earnings metrics and qualitative performance factors	To motivate executive officers’ performance in achieving our current-year business goals

Long-Term Incentives

Performance shares and restricted stock

•     Performance shares are earned if the Company achieves return on invested capital and adjusted diluted EPS metrics. Performance is measured over a 2-year period and, if earned, shares vest at the end of 3 years from date of award.

•     Restricted stock vests 3 years from date of grant

Rewards performance that enhances shareholder value through the use of equity-based awards that link compensation to the value of our Common Stock and the achievement of multi-year performance goals; strengthens the alignment of management and shareholder interests by creating meaningful levels of Company stock ownership by management

Deferred Compensation Plan	Officers may defer salary and cash bonuses into a plan that provides for investment options similar to the Company’s 401(k) plan.	Provides a tax efficient opportunity to save for retirement and to ensure that our executive compensation program remains competitive in the marketplace for key executive talent

Retirement/Post-Termination Compensation	Participation in Company’s 401(k) plan and matching contributions similar to other teammates. SERP (frozen as of March 2012) available to legacy NEOs only (see Summary Compensation Table, Note 3).	Provides security for the future needs of the executives and their families

We believe that the elements of our executive compensation framework support short-term and long-term performance goals by providing our executive officers with an appropriate mix of compensation elements that include (1) fixed annual compensation, (2) target-based annual and long-term incentive compensation and (3) security for the future needs of the executives and their families in the form of retirement and termination benefits.

Base Salary

While we agreed to an employment term sheet upon the hiring of our new CEO in 2015, our executive officers are otherwise employed on an “at will” basis and without employment agreements. We review base salaries each April.

In making base salary decisions in April 2016, the Compensation & Benefits Committee considered:

(1) Individual attributes of each NEO (such as responsibilities, skills, leadership and experience),

(2) Individual and overall Company performance levels,

(3) The officer’s expected future contributions to the Company, and

(4) Overall market-competitiveness of the officer’s base salary.

We also considered that the targeted average percentage salary increase for non-executive Company teammates was approximately 2.5% in 2016. In addition, we reviewed competitive comparisons prepared by Semler Brossy indicating that even though our base salary levels were generally above median versus the Peer Companies, our target total direct compensation was below the median. Based on the factors above, we gave each of the NEOs (other than Mr. Kordahi) a merit increase in base salary of 2.5%. We believe that these relatively modest increases in salary levels reflect the performance of each of the officers balanced against economic conditions, average salary increases being received by other Company teammates, and the Company’s above-median base salary levels relative to the Peer Companies. We also believe that Mr. Kordahi’s 2016 base salary is consistent with market comparable information.

Name	2016 Base Salary Amount	2016 Base Salary Increase Percentage	Reason for Increase

P. Cody Phipps	$922,500	2.5%	Merit

Richard A. Meier	$653,162	2.5%	Merit

Rony C. Kordahi (1)	$450,000	N/A	N/A

Charles C. Colpo	$456,895	2.5%	Merit

W. Marshall Simpson	$486,875	2.5%	Merit

(1) Mr. Kordahi joined the Company in April 2016 and therefore was not eligible for a salary increase.

Annual Incentives

We provide annual incentive opportunities to executive officers to motivate their performance in achieving our current-year business goals. Each year, we establish a business plan for the forthcoming year that includes financial, strategic and other goals for the Company and that is approved by the Board of Directors. Annual incentive goals for the executive officers are set based on the approved business plan (the “Annual Incentive Program”). These goals are weighted to reflect their relative importance and contribution to overall Company performance.

The performance metrics (“Performance Metrics”) established for determining the Target Payout Amount for the 2016 Annual Incentive Program were:

•	Company Adjusted Operating Earnings comprising 80% of the Performance Metric

•	A Qualitative Performance Factor (i.e., individual goals) comprising 20% of the Performance Metric

In addition, none of the foregoing Performance Metrics could result in a payout unless the Company achieved an adjusted operating earnings for 2016 of at least $130 million (the “Qualifier”).

The Compensation & Benefits Committee selected, and the Board of Directors approved, the Qualifier and each of the Performance Metrics, including the weights assigned to them and the target achievement levels in March 2016 based on discussions with and recommendations by senior management, the approved business plan for 2016 and the growth and operational improvements called for in our strategic plan. The Committee selected Adjusted Operating Earnings as the financial Performance Metric for our annual cash incentive plan because this metric:

•	is a common metric to all of our business units,

•	is widely understood by our teammates and the internal metric of greatest focus,

•	is one of the most important underlying drivers of business performance and other financial metrics (such as adjusted diluted EPS, operating cash flow and return on invested capital),

•

is aligned with creating shareholder value as sustained adjusted operating earnings is both highly correlated with share price growth and a key driver of free cash flow to shareholders which is also highly correlated to equity value,

•	is aligned with our investor communications and the area of focus of our investor base, and

•	is in part driven by our performance of our Transformation Agenda initiatives.

For the 2015 performance year, the annual incentive plan financial metrics were adjusted earnings per share and growth in net revenue. The Compensation & Benefits Committee modified the financial performance metrics for 2016 removing adjusted earnings per share and using that metric in the performance share plan alone to reduce duplication and emphasize the importance of sustained adjusted earnings per share growth to shareholder value creation. Net revenue was removed to focus solely on profitability and profitable growth.

Originally introduced in 2014, the Compensation & Benefits Committee retained a Qualitative Performance Factor as a performance metric that, subject to meeting the Qualifier, would allow a portion of any incentive compensation earned by the NEOs to be based on an overall assessment of the NEO’s job performance relative to leadership, performance against position-specific goals, strategic focus, management skills and other factors. The Compensation & Benefits Committee believed it was important to include the Qualitative Performance Factor as a way to reward strong performance and leadership provided by management that may or may not have translated into achievement of other financial and operating targets during the year, but that were nonetheless important achievements believed to contribute to future value creation. The NEOs’ individual performance goals and key performance indicators that were used to determine the NEOs Qualitative Performance Factor included the following:

NEO	Individual Performance Goal

P. Cody Phipps President & Chief Executive Officer

•     Drive business performance

➢     Achieve 2016 financial goals

➢     Align the executive team

➢     Mitigate competitive risks to business

•     Build capabilities to enhance execution & performance

➢     Align the organization for effectiveness

➢     Execute strategic supplier initiatives

➢     Enhance effectiveness of our commercial sales team

➢     Drive operations continuous improvement initiatives

•     Advance the Company’s enterprise strategy

➢     Develop enterprise strategy based on enhanced market & competitive analysis

➢     Execute growth strategies in International and CPS Segments

•     Enhance Company culture & teammate engagement

➢     Lead “Purpose Driven Culture” through teammate engagement and development of our mission, vision & values

➢     Ensure Company is represented and contributing to the communities it serves

Richard A. Meier Executive Vice President, Chief Financial Officer & President, International	• Execute International Segment growth strategy • Execute Clinical & Procedural Solutions (CPS) Segment growth strategy • Enhance investor relations & communications functions

Rony C. Kordahi Executive Vice President, North American Operations	• Realize continuous improvement savings • Implement new domestic regional field structure • Drive standard operating procedures & productivity

Charles C. Colpo Senior Vice President, Owens & Minor Europe Operations	• Execute International Segment growth strategy • Advance global QA/RA functions • Enhance International Segment IT platform to make it a competitive differentiator

W. Marshall Simpson Executive Vice President & Chief Commercial Officer	• Achieve Domestic Segment revenue & margin goals • Execute on private label product growth initiatives • Implement new domestic regional field structure

The Compensation & Benefits Committee’s goal in setting the target achievement levels was to provide management with challenging yet reasonably achievable goals that would lead the Company to meeting its 2016 business plan and position the Company to ultimately achieve the growth, transformation and improvement targets in our strategic plan without encouraging excessive risk-taking behavior. We believe that the use of a key financial performance metric that rewards profitable growth, as well as a qualitative performance metric to assess individual efforts and goal achievement, provides a balanced assessment of performance. The Compensation & Benefits Committee retains authority to reduce or eliminate incentive compensation, which allows the committee to make judgments as to compensation it believes is excessive in light of performance as well as to monitor and respond to any behavior that it believes could be detrimental to the Company. As discussed in this CD&A, the Compensation & Benefits Committee exercised negative discretion for 2016 incentive awards as a result of the loss of a major customer of the Company.

The achievement levels for the financial Performance Metrics were structured to provide for a payout of 100% of the targeted award at target performance, with 200% payout at maximum performance and 50% payout at threshold performance. No amount would be payable in respect of any Performance Metrics for achievement below the Threshold Payout Amount or if the Company did not achieve the Qualifier.

The table below sets forth (i) the Performance Metrics, their respective weightings, achievement levels at threshold, target and maximum as well as actual results in 2016 for each financial Performance Metric and (ii) the Qualifier and actual achievement level required for the payment of any incentive compensation under the Annual Incentive Program.

2016 Performance Metric Achievement Levels and Actual Results

Performance Metrics	Weighting	Threshold (1) 50%	Target (1) 100%	Maximum (1) 200%	2016 Results (2)	2016 Achievement
Company Adjusted Operating Earnings ($ thousands) (2)	80%	$208,000,000	$224,000,000	$256,000,000	$223,000,000	98%
Qualitative Performance Factor	20%	N/A	N/A	N/A	See footnote (3)	See footnote (3)
Qualifier—2016 Company Adjusted Operating Earnings must be at least $130,000,000 for Receipt of Any Incentive Compensation Payout (2)	N/A	$130,000,000	N/A	N/A	$223,000,000	Yes

(1) For achievement levels above threshold but below target or above target but below maximum, payout amounts would be calculated based on a straight-line interpolation of the achievement level above threshold or target, as applicable.

(2) For purposes of the 2016 Annual Incentive Program, and in accordance with the terms of the program as approved by the Compensation & Benefits Committee, adjusted results for the applicable performance metrics as provided in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 17, 2017, were further adjusted to remove foreign currency translation impact for purposes of calculating incentive compensation. Accordingly, payouts under the 2016 Annual Incentive Program were based on incentive plan-adjusted operating earnings of $223 million.

(3) In determining achievement of the Qualitative Performance Factor for each NEO, the Compensation & Benefits Committee reviewed their accomplishments and contributions in producing 2016 results as well as performance of their individual goals (discussed above) and commencing implementation of the components of the Company’s Transformation Agenda. In evaluating the NEOs (other than Mr. Phipps) performance in 2016, the Compensation & Benefits Committee solicited Mr. Phipps’ assessment of each NEOs performance. After evaluation of each NEOs performance, the Compensation & Committee determined that each NEO would receive a payout of 94% of the Qualitative Performance Factor.

Based on the foregoing results and the exercise of negative discretion, each NEO received the following payout under the 2016 Annual Incentive Program:

Name	2016 Incentive Payout Target as a % of Base Salary	2016 Incentive Payout Target ($)	2016 Incentive Payout Amount	2016 Incentive Payout as % of Target
P. Cody Phipps	125%	$1,153,125	$1,083,939	94%
Richard A. Meier	75%	489,871	460,480	94%
Rony C. Kordahi (1)	70%	315,000	222,076	94%
Charles C. Colpo	50%	228,448	214,742	94%
W. Marshall Simpson	70%	340,813	320,365	94%

(1) Mr. Kordahi’s 2016 incentive payout is pro-rated based on time in position during 2016 (9 months).

Long-Term Incentives

Our shareholder-approved 2015 Stock Incentive Plan permits us to award grants of non-qualified stock options, incentive stock options, stock awards, performance share awards, stock units and stock appreciation rights. Except in instances of initial executive hiring, job promotions and similar circumstances, we grant equity awards to executive officers one time each year. The Compensation & Benefits Committee’s decision to grant equity-based awards is discretionary and largely determined by the Company’s longer-term financial performance, strategic accomplishments and individual contributions. Equity award decisions may also be based upon outstanding individual performance, expected future performance, job promotions and the assumption of greater responsibility within the Company. We strive to maintain an appropriate balance between the aggregate number of shares used for equity grants (relative to the competitive landscape) and shareholder interests.

We make annual equity award grants to senior management in two forms: (1) restricted stock that vests after a three-year holding period during which the officer is continuously employed by the Company; and (2) performance share awards that are earned based on achievement of designated performance metrics over a two-year period followed by a one-year holding period during which the officer must remain in the Company’s employ. We believe that the mix between these vehicles helps provide a balance between linking compensation to the achievement of multi-year performance goals and strengthening the alignment of management and shareholder interests by creating meaningful levels of Company stock ownership by management. The Company has not issued stock options to its officers since 2007.

In accordance with our standard practice, the grant of the 2016 annual equity awards was made at the first meeting of our Board in 2016 on February 5, 2016, a date that is scheduled more than one year in advance. The grant values are based on the closing price of the stock on the date of grant and the number of shares subject to the award.

When making 2016 long-term incentive equity award determinations, the Compensation & Benefits Committee focused on the Company’s longer-term financial performance and balanced the need to align the NEOs’ financial interests with those of shareholders against considerations regarding the affordability of equity grants, including aggregate share usage, dilution and accounting costs. We have historically been below median relative to the Peer Companies in our equity award grants to minimize share usage, dilution and accounting costs but are gradually evolving to increased long-term incentives (with more performance shares) relative to other elements of compensation in an effort to make our compensation program more performance-based and market driven.

Based on the foregoing considerations, the Compensation & Benefits Committee granted the following long-term incentive awards in 2016 having the indicated grant date fair values:

2016 Long-Term Incentive Awards (1)
Name	Performance Shares (2)	Restricted Stock (3)	Special Award of Restricted Stock	Total
P. Cody Phipps	$1,999,997	$1,999,997	$—	$3,999,994
Randy R. Meier	350,000	350,000	—	699,999
Rony C. Kordahi (4)	349,991	349,991	400,011	1,099,993
Charlie C. Colpo	155,997	155,997	—	311,994
W. Marshall Simpson	350,000	350,000	—	699,999

(1) The amounts shown are the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718 and, in the case of performance shares, are based on probable achievement at target levels.

(2) These performance shares generally require achievement by the Company of specific financial metrics (discussed below) for fiscal years 2016 and 2017 as a condition to issuance of the underlying shares of restricted stock (which, if earned, would vest on the third anniversary of the performance share award). Amounts in the table reflect the values if achieved at the target level. Mr. Phipps long-term incentive compensation and equity targets are higher than other NEOs, reflecting a trend in our compensation practices to place more emphasis on performance-based compensation and bringing the target incentive opportunity for Mr. Phipps in line with market competitive incentive opportunities for CEOs. In addition, the Chief Executive Officer’s higher award relative to the other NEOs is intended to reflect the broader scope of his responsibilities and authority and his greater ability to impact the Company’s performance.

(3) These shares of restricted stock vest three years from the date of grant based on the executive’s continued employment with the Company.

(4) As agreed to at the time of hire, Mr. Kordahi received an additional $400,011 award of restricted stock on April 4, 2016, one-third of which vests on each of the first three anniversary dates of date of grant and provided he remains in the Company’s employ.

The table below shows the metrics, weights and performance levels established for the 2016 performance share awards. The Compensation & Benefits Committee approved 2017 adjusted earnings per share (adjusted diluted EPS) and two-year (2016-2017) average return on invested capital (ROIC), weighted 80% and 20%, respectively, as metrics for the long-term incentive performance shares that were granted in 2016. The Compensation & Benefits Committee choose adjusted diluted EPS as a financial metric because this metric:

•	is the metric of greatest attention by analysts and our investors,

•

is aligned with shareholder value as sustained adjusted diluted EPS growth is both highly correlated with share price growth and adjusted diluted EPS is a key driver of free cash flow to shareholders which is also highly correlated to equity value,

•	is consistent with our message to shareholders that our focus is on consistent earnings growth,

•	is widely understood by award recipients, and

•	is impacted and driven in part by our performance of Transformation Agenda initiatives.

In addition to adjusted diluted EPS, the Compensation & Benefits Committee selected ROIC as a performance metric because:

•	the metric captures management’s ability to create value through better balance sheet management,

•	the metric measures value creation, over time, as the excess return on invested capital over the cost of capital generates value for shareholders

•	a significant portion of our shareholder base and analysts believe that ROIC is an important metric of our performance.

2016 Performance Share Award Metrics

Performance Metric (1) (2)	Weight	Threshold	Target	Maximum
Adjusted Diluted EPS	80%	$1.90	$2.12	$2.57
Average Return on Invested Capital	20%	9%	10%	12%

(1) For achievement levels above threshold but below target, or above target but below maximum, share payout amounts would be calculated based on a straight line interpolation of the achievement level above threshold or target, respectively. There is no payout for achievement below threshold.

(2) The average return on invested capital metric is measured over the 2016 and 2017 calendar years and the adjusted diluted EPS metric is measured for the calendar year 2017 and based on the applicable weights and achievement levels, if met, will result in the issuance of restricted stock to each officer.

Payouts on 2015 Performance Share Awards.    Based on achievement by the Company of the two-year performance metrics under the Performance Share Awards granted in 2015 at 108% of target, the NEOs earned the indicated performance share awards that were issued in the form of restricted stock with an additional one-year vesting period.

Payouts on 2015 Performance Share Awards

Performance Metric	Weight	Target 100%	Actual Achievement (1)	Percentage Achievement
Adjusted Diluted EPS	50%	$2.10	2.05	85%
Return on Average Assets	50%	4.4%	4.6%	133%

(1) For purposes of the 2015 Performance Share Awards, and in accordance with the terms of the underlying agreements approved by the Compensation & Benefits Committee, adjusted results for the applicable performance metrics as provided in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016. Accordingly, shares earned under the 2015 Performance Share Awards were based on achievement by the Company of the two-year performance metrics under the Performance Share Awards granted in 2015 at 108% of target, the NEOs earned the indicated performance share awards that were issued in the form of restricted stock with an additional one-year vesting period.

Name	Performance Shares Earned under 2015 Performance Share Award (#) (1)
P. Cody Phipps (2)	31,765
Richard A. Meier	11,455
Rony C. Kordahi (3)	N/A
Charles C. Colpo	7,063
W. Marshall Simpson (4)	—

(1) A share of restricted Common Stock is issued for each Performance Share earned, which restricted stock has a one-year vesting period conditioned on the continued employment of the officer. Performance shares earned were based on a 108% of target achievement level.

(2) Mr. Phipps received a pro-rated grant of performance shares based on time in position during the performance period (18 months).

(3) Mr. Kordahi had not yet joined the Company when the 2015 performance shares were granted.

(4) Mr. Simpson resigned effective February 1, 2017, at which time all performance shares were forfeited.

Common Stock Ownership Guidelines.    We have established Common Stock ownership guidelines for our executive officers that are expected to be achieved and maintained. Under these guidelines, officers are given approximately five years to reach the full target ownership amount with interim targets to meet each year. As of December 31, 2016, each continuing NEO had achieved his or her applicable target ownership level. Because of the historical success of these guidelines in maintaining meaningful stock ownership levels among management, the Company has not imposed any further stock retention requirements on its executive officers in connection with stock option exercises or vesting of restricted stock.

The ownership guidelines are as follows:

Officer	Value of Common Stock
Chief Executive Officer	6.0 x Base Salary
President	3.0 x Base Salary
Executive Vice Presidents	2.0 x Base Salary
Senior Vice Presidents	1.5 x Base Salary
Vice Presidents, Regional Vice Presidents	1.0 x Base Salary

The Chief Executive Officer’s higher ownership target reflects the larger portion of his total compensation represented by long-term incentive award value. Eligible holdings in meeting these targets include direct holdings, indirect holdings, shares held through Company plans such as the teammate stock purchase plan, and restricted stock holdings (but excluding any stock options).

Proposed 2017 Teammate Stock Purchase Plan

In connection with the expiration of the Company’s 2007 Teammate Stock Purchase Plan in 2017, the Board of Directors has approved, adopted and submitted for shareholder approval the proposed 2017 Teammate Stock Purchase Plan which is more fully discussed under “Approval of the Proposed Owens & Minor, Inc. 2017 Teammate Stock Purchase Plan” beginning on page 18 of this proxy statement.

Retirement/Post-Termination Compensation

Retirement Compensation

The Company believes that retirement compensation is an essential component of an overall market competitive total executive compensation package in that it provides security for the future needs of the executives and their families. The NEOs are entitled to participate in the Company’s 401(k) plan and receive Company matching contributions in the same manner as other Company teammates.

The Company provides supplemental retirement benefits under a Supplemental Executive Retirement Plan (the “SERP”), as further described on page 49 of this proxy statement under “Retirement Plans—Supplemental Executive Retirement Plan.” At the time of its implementation in 1991, the SERP was designed to be competitive relative to defined benefit pension plans offered by other companies and to reward officers who provided long- term service to the Company, thereby promoting retention of highly performing executive talent. In 2012, the Compensation & Benefits Committee amended the SERP to freeze both benefit levels and participants effective March 31, 2012, as part of an effort to make our overall executive compensation program more performance-based. Of the NEOs, Mr. Colpo is the only remaining participant in the SERP.

Deferred Compensation Plan

The Company has an Executive Deferred Compensation and Retirement Plan into which officers and other management-level personnel may defer salary and cash bonus. The purpose of the deferred plan is to provide security for current and future needs of the participants and their families by providing a tax efficient opportunity to save for retirement and to ensure that our compensation program remains competitive in the marketplace for key management talent. This plan provides for similar investment options as under our 401(k) plan. For participants in this plan, the Company matches a total of up to 5% of 401(k) and deferred compensation plan contributions combined; provided that the participant has first maximized contributions under the 401(k) plan.

Change in Control Agreements

The Company has entered into change in control agreements (“CIC Agreements”) with its officers, including each of the NEOs, as described on page 54 of this proxy statement under “Potential Payments upon

Termination or Change in Control—Change in Control Agreements.” The purpose of the CIC Agreements is to encourage key management personnel to remain with the Company and to help avoid distractions and conflicts of interest in the event of a potential or actual change in control of the Company so that executives will focus on a fair and impartial review of the acquisition proposal and the maximization of shareholder value despite the risk of losing their employment. The Compensation & Benefits Committee believes that the CIC Agreements help it to attract and retain key executive talent that could have other employment alternatives that may appear to be less risky absent these arrangements. The committee further believes that it has structured these agreements to be reasonable and to provide a temporary level of income protection to the executive in the event of employment loss due to a change in control.

The CIC Agreements do not provide for excise tax gross-up payments. In addition, the severance payment obligation under the CIC Agreements has a “double trigger” such that the payment of a severance benefit may only be made if there is a change of control and the officer’s employment with the Company is terminated by the Company without cause or by the officer for good reason within 24 months after such change in control. We believe that this structure strikes an appropriate balance between the incentives and the executive hiring and retention effects described above, without providing these benefits to executives who continue to enjoy employment with an acquiring company in the event of a change of control transaction. Annually in connection with the review of executive compensation tally sheets, the Compensation & Benefits Committee reviews the severance amounts that would be payable to each NEO upon a change in control to ensure that the amounts are reasonable in light of the purpose of the agreements and relative to the marketplace generally. However, these amounts did not affect the committee’s compensation decisions with regard to any specific element of our 2016 executive compensation program.

Equity awards have the same “double-trigger” feature discussed above for accelerated vesting and exercisability, as applicable, in the event of a change in control. These same terms apply to the equity awards of all other teammates in the Company upon a change in control.

The CIC Agreements renew on a year-to-year basis unless terminated by the Company with a notice of non-renewal. As part of Mr. Phipps’ offer of employment in 2015, the Company agreed that it would not give him a notice of non-renewal that would terminate his CIC Agreement during the first two years of his employment.

Severance Policy

We have a formal severance policy described on page 54 of this proxy statement under “Potential Payments upon Termination or Change in Control—Severance Policy” that applies to all corporate officers who are involuntarily terminated without cause (or who resign at the request of the Company). We adopted this policy to promote management stability and provide consistent and fair treatment to our departing officers in circumstances where their performance does not constitute cause for employment termination. We believe the severance policy helps the Company attract and retain key executive talent that could have other employment alternatives that may appear to be less risky absent such a policy. The severance policy is designed to provide the officer with continued compensation and assistance for 18 months following dismissal in an effort to assist him or her in finding new employment and is conditioned upon the officer entering into a non-competition, non-solicitation and confidentiality agreement for the benefit of the Company.

Other Benefits

In addition to the components of compensation discussed above, we provide certain other limited benefits to executives, including the NEOs, to help maximize the time key executives are able to spend on the Company’s business; to reward experience, expertise, responsibility, seniority, leadership qualities and advancement; and to ensure that our executive compensation program remains competitive in the marketplace for key executive talent. These other benefits consist of the following and are specifically disclosed by amount in note 4 to the Summary

Compensation Table on page 45 of this proxy statement: funding of life insurance policy premiums (provides security for current and future needs of the executives and their families), automobile allowance or lease (ensures transportation for business travel needs, recognizing that the automobile may also be used for personal purposes), tax and financial planning and tax return preparation assistance (allows executives to concentrate on business matters rather than on personal financial planning), and annual physical and enhanced medical access (identifies and addresses medical issues and helps preserve the Company’s investment in its executives by encouraging them to maintain healthy lifestyles and be proactive in addressing potential health issues). In addition, NEOs may participate in our health and welfare plans, 401(k) plan and teammate stock purchase plan on the same basis as other full-time teammates. Finally, except under limited and unusual circumstances, we only pay for executive travel on commercial or private aircraft when such travel is integrally and directly related to the performance of the executive’s duties for the Company and is not personal in nature. We do not provide tax gross-ups on any income executives may realize as a result of the foregoing benefits.

Recoupment Policy

In an effort to mitigate any imprudent risk-taking behavior associated with incentive compensation, the Company has a policy that permits the recoupment of performance-based cash and equity compensation paid to executive officers. This compensation is recoverable from an executive officer if:

(i)	The payment or award was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement of the Company’s financial statements;

(ii)	The Board (or its designated Compensation & Benefits Committee) determines that the executive engaged in misconduct that caused or substantially caused the need for the restatement; and

(iii)	A lower payment would have been made to the executive officer based upon the restated financial results.

If the foregoing conditions are met, as determined by the Board (or its designated committee), the Company, under terms of the applicable program or award agreements, will recover from the executive officer the amount by which his or her performance-based compensation for the relevant period exceeded the amount (if any) that would have been paid based on the restated financial results. The Board (or its designated committee) may take such further action as it deems necessary or appropriate to remedy the misconduct and prevent its recurrence. The recoupment policy currently will not apply to performance-based compensation after the second anniversary of the date on which such compensation was paid. We continue to monitor additional requirements that may be imposed pursuant to Section 304 under the Sarbanes-Oxley Act of 2002 and that would lead to modification of this policy to the extent required by the Dodd-Frank Act of 2010 and the related final rules of the SEC.

Hedging and Derivatives Trading Prohibition

The Company has policies that prohibit directors, officers and other teammates with access to confidential information of the Company from engaging in certain transactions relating to our common stock, including buying or selling options and short sales. We also prohibit these individuals from hedging the economic risk of ownership of our common stock and strongly discourage holding our stock in a margin account or pledging our stock as collateral for a loan.

Tax Considerations

Section 162(m) of the Internal Revenue Code disallows corporate tax deductions for executive compensation in excess of $1 million paid annually to the NEOs other than the Chief Financial Officer. This law allows for certain exemptions to the deduction cap, including “performance-based compensation” as defined in the rules adopted under Section 162(m).

Although the Committee prefers that its pay plans be “performance-based” and therefore eligible for compensation expense deductions, it also believes that, under certain circumstances, awarding compensation that is not tax deductible may better support the long-term goals of the Company and the interests of shareholders. In 2016, Mr. Phipps had compensation that was nondeductible because it exceeded the $1 million allowance under Section 162(m).

REPORT OF THE COMPENSATION & BENEFITS COMMITTEE

The Compensation & Benefits Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

THE COMPENSATION & BENEFITS COMMITTEE

Robert C. Sledd, Chairman

Martha H. Marsh

James E. Rogers

David S. Simmons

SUMMARY COMPENSATION TABLE

The following table summarizes for the years ended December 31, 2016, 2015 and 2014, as applicable, the total compensation of our NEOs—our Chief Executive Officer, Chief Financial Officer, and our three other most highly compensated executive officers.

(a)	(b)	(c)	(d)		(e)	(f)		(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards (1) ($)	Option Awards (1) ($)		Non-Equity Incentive Plan Compensation (2) ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings (3) ($)	All Other Compensation (4) ($)	Total ($)
P. Cody Phipps (5) President & Chief Executive Officer	2016 2015 2014	$915,577 443,117 —	$	— 1,125,000 —	$3,999,994 7,000,022 —	$	— — —	$1,083,939 217,125 —	— — —	$263,869 107,292 —	$6,263,379 8,892,556 —

Richard A. Meier (6) Executive Vice President, CFO & President, International	2016 2015 2014	$648,260 614,765 605,157	$	— — 58,650	$699,999 1,632,526 490,401	$	— — —	$460,480 471,154 —	— — —	$155,869 182,896 61,925	$1,964,608 2,901,341 1,216,133

Rony C. Kordahi Executive Vice President, North American Operations	2016 2015 2014	$328,846 — —	$	— — —	$1,099,993 — —	$	— — —	$222,076 — —	— — —	$71,592 — —	$1,722,507 — —

Charles C. Colpo Senior Vice President, Owens & Minor Europe Operations	2016 2015 2014	$453,466 471,739 448,734	$	— — 43,488	$311,994 390,002 247,452	$	— — —	$214,742 265,892 —	$225,265 — 681,124	$535,319 623,499 195,442	$1,740,786 1,751,132 1,616,240

W. Marshall Simpson (7) Executive Vice President & Chief Commercial Officer	2016 2015 2014	$483,221 — —	$	— — —	$699,999 — —	$	— — —	$320,365 — —	— — —	$38,495 — —	$1,542,080 — —

(1) The amounts included in column (e) are the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718, and column (e) includes awards subject to performance conditions. Of the total awards reflected in column (e) for 2016, the amount specified below for each officer represents awards subject to performance conditions, which are valued at the grant date based on probable achievement at target levels:

Mr. Phipps, $1,999,997; Mr. Meier, $350,000; Mr. Kordahi, $349,991; Mr. Colpo, $155,997; Mr. Simpson, $350,000.

The grant date value of the above performance-based awards for 2016 would equal the following for each officer assuming achievement of the highest level of performance conditions:

Mr. Phipps, $3,999,994; Mr. Meier, $699,999; Mr. Kordahi, $699,982; Mr. Colpo, $311,994; Mr. Simpson, $699,999.

For Mr. Phipps, the 2015 amount includes a one-time “sign on” grant of $5,000,006 of restricted stock. For Mr. Meier, the 2015 amount includes a “special” grant of $1,000,009 of restricted stock. For Mr. Kordahi, the 2016 amount includes a “sign-on” grant of $400,011 of restricted stock.

Assumptions used in the calculation of the stock awards included in column (e) are included in note 12 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated herein by reference. The actual value an NEO may receive for stock awards depends on market prices, and there can be no assurance that the amounts shown are the amounts that will be realized.

(2) The amounts included in column (g) reflect cash awards to the NEOs under the Company’s performance-based annual incentive programs for 2016, 2015 and 2014. Further information on awards made under the 2015 Annual Incentive Program is provided under “Compensation Discussion and Analysis—Annual Incentives” on page 34 of this proxy statement.

(3) The amounts included in column (h) reflect the actuarial increase in the present value of the NEO’s benefits under the Company’s Supplemental Executive Retirement Plan (“SERP”) during 2016, 2015 and 2014 determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. SERP benefits were frozen effective March 31, 2012, and none of Messrs. Phipps, Meier, Kordahi and Simpson do not participate in the SERP. For additional information on the Company’s retirement plans, see “Retirement Plans” on page 49 of this proxy statement. No NEO received preferential or above-market earnings on deferred compensation.

(4) For 2016, the amounts included in column (i) consist of the following benefits or Company contributions attributable to the following:

	Car Lease or Allowance	Tax Planning/ Return Preparation	Dividends on Restricted Stock Awards (a)	Life Insurance Premiums	Deferred Compensation Plan and 401(k) Plan Company Match	Annual Physical/ Medical Access	Other (f)	Total
P. Cody Phipps	$13,250	$9,905	$224,528	$—	$13,250	$2,808	$128	$263,869
Richard A. Meier (b)	9,600	—	78,291	—	60,682	1,050	6,246	155,869
Rony C. Kordahi (c)(e)	8,000	—	12,566	—	13,250	—	37,776	71,592
Charles C. Colpo (d)	35,052	500	25,643	4,151	13,250	2,100	454,623	535,319
W. Marshall Simpson	9,600	1,450	13,036	—	13,250	1,050	109	38,495

(a)	Amounts included in this column represent dividends paid on Restricted Stock Awards, accumulated dividend equivalents paid on earned Performance Shares and/or dividend equivalents paid on Restricted Stock Units. Amounts for 2015 and 2014 were: Mr. Phipps—$89,118 for 2015; Mr. Meier—$65,023 for 2015 and $34,920 for 2014; Mr. Colpo—$10,862 for 2015 and $10,111 for 2014.

(b)	Mr. Meier’s other compensation represents relocation costs paid by the Company in 2016.

(c)	Mr. Kordahi’s other compensation includes $37,613 in relocation costs paid by the Company in 2016.

(d)	Included in Mr. Colpo’s other compensation are the following amounts paid or attributed to him in connection with his temporary relocation to the United Kingdom to assist in managing our international logistics operations: $294,963 in tax equalization payments, $147,743 in housing allowance and related costs, and $11,837 in other miscellaneous costs such as travel expenses, immigration costs, etc.

(e)	Mr. Kordahi joined the Company as Executive Vice President, North American Operations, on April 4, 2016.

(f)	Unless otherwise provided with respect to an NEO, includes miscellaneous amenities and/or awards provided at Company sales and leadership conferences and other awards or gifts.

(5) Mr. Phipps joined the Company as its President & Chief Executive officer effective July 1, 2015.

(6) Mr. Meier assumed the additional role of President, International effective July 1, 2015.

(7) Mr. Simpson resigned from the Company effective February 1, 2017.

GRANTS OF PLAN BASED AWARDS TABLE

The following table shows awards granted to the NEOs during the year ended December 31, 2016.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Potential Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (3) (#)	All Other Option Awards: Number of Securities Underlying Options (4) (#)	Exercise or Base Price of Option Awards ($ /Sh)	Grant Date Fair Value of Stock and Option Awards (5)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
P. Cody Phipps	2/5/16	—	—	—	1	58,360	116,720	—	—	—	$1,999,997
	2/5/16	—	—	—	—	—	—	58,360	—	—	1,999,997
	N/A	$576,563	$1,153,125	$2,306,251	—	—	—	—	—	—	—

Richard A. Meier	2/5/16	—	—	—	1	10,213	20,426	—	—	—	$350,000
	2/5/16	—	—	—	—	—	—	10,213	—	—	350,000
	2/5/16	—	—	—	—	—	—	5,301			178,007
	N/A	$244,936	$489,871	$979,743	—	—	—	—	—	—	—

Rony C. Kordahi	4/4/16	—	—	—	—	—	—	9,809	—	—	$400,011
	5/5/16	—	—	—	1	9,926	19,852	—	—	—	349,991
	5/5/16	—	—	—	—	—	—	9,926	—	—	349,991
	N/A	$157,500	$315,000	$630,000	—	—	—	—	—	—	—

Charles C. Colpo	2/5/16	—	—	—	1	4,552	9,104	—	—	—	$155,997
	2/5/16	—	—	—	—	—	—	4,552	—	—	155,997
	2/5/16	—	—	—	—	—	—	3,775	—	—	126,764
	N/A	$114,224	$228,448	$456,895	—	—	—	—	—	—	—

W. Marshall Simpson	2/5/16	—	—	—	1	10,213	20,426	—	—	—	$350,000
	2/5/16	—	—	—	—	—	—	10,213	—	—	350,000
	N/A	$170,406	$340,813	$681,625	—	—	—	—	—	—	—

(1) The amounts shown in column (c) reflect the minimum payment level under the Company’s 2016 Annual Incentive Program if minimum performance conditions were met and represents 50% of the target payment level shown in column (d) which is based on meeting target performance conditions. The amount shown in column (e) is 200% of the target payment level and is based on meeting maximum performance conditions. These amounts are based upon the individual’s 2016 salary and position (125% of base salary for Mr. Phipps, 75% of base salary for Mr. Meier, 70% of base salary for Mr. Kordahi, 50% of base salary for Mr. Colpo, and 70% of base salary for Mr. Simpson). Payouts under the 2016 Annual Incentive Program are set forth in the “Summary Compensation Table” under “Non-Equity Incentive Plan Compensation” on page 45 of this proxy statement.

(2) The amounts shown in column (f) reflect the minimum restricted stock award level under 2016 performance share grants if minimum performance conditions are met. The target restricted stock award level shown in column (g) is based on meeting target performance conditions and the maximum level shown in column (h) is 200% of the target restricted stock award level and is based on meeting the maximum performance conditions. These restricted stock awards are based on the Company’s achievement of average return on invested capital and adjusted diluted EPS goals for 2016 and 2017 as discussed on page 39 of this proxy statement and, if earned, vest on the third anniversary of the performance share grant. Dividends are not paid on performance share grants unless and until the performance conditions are satisfied, resulting in the issuance of the underlying restricted stock.

(3) The amounts shown in column (i) represent grants of restricted stock that vest one to five years from the date of grant based on the executive’s continued employment with the Company. Dividends are paid on outstanding restricted stock grants at the same rate as for all shareholders of record.

(4) No stock options were granted by the Company in 2016.

(5) The amounts shown in column (l) are the grant date fair value of each individual equity award computed in accordance with FASB ASC Topic 718.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table summarizes for each NEO information regarding unexercised stock options, unvested restricted stock awards and incentive plan awards outstanding as of December 31, 2016.

	Option Awards					Stock Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Name	Exercisable	Unexercisable
P. Cody Phipps	— — —	— — —	— — —	— — —	— — —	58,360 117,648 29,412	$2,059,524 4,151,798 1,037,949	58,360 29,412 —	$2,059,524 1,037,949 —
Total	—	—	—	—	—	205,420	7,249,271	87,772	3,097,473
Richard A. Meier	— — — — — — —	— — — — — — —	— — — — — — —	— — — — — — —	— — — — — — —	10,213 5,301 14,926 7,071 5,956 2,692 16,420	$360,417 187,072 526,739 249,536 210,187 95,001 579,462	10,213 10,607 — — — — —	$360,417 374,321 — — — — —
Total	—	—	—	—	—	62,579	2,208,414	20,820	734,738
Rony C. Kordahi	— —	— —	— —	— —	— —	9,926 9,809	$350,289 346,160	9,926 —	$350,289 —
Total	—	—	—	—	—	19,735	696,449	9,926	350,289
Charles C. Colpo	— — — —	— — — —	— — — —	— — — —	— — — —	3,127 4,552 3,775 4,360	$110,352 160,640 133,220 153,864	4,552 6,540 — —	$160,640 230,797 — —
Total	—	—	—	—	—	15,814	558,076	11,092	391,437
W. Marshall Simpson	— —	— —	— —	— —	— —	10,213 2,567	$360,417 90,589	10,213 2,567	$360,417 90,589
Total	—	—	—	—	—	12,780	451,006	12,780	451,006

(1) Shares of restricted stock vest either three or five years from the date of grant. Vesting dates for the shares of restricted stock listed for each officer range from January 2016 to July 2021.

(2) The market value of the restricted shares was calculated based on $35.29 per share, the closing price of the Company’s Common Stock on December 31, 2016. Dividends are paid on outstanding shares of restricted stock at the same rate as paid to all shareholders of record.

(3) The amounts in column (i) represent the number of performance shares outstanding based on the achievement of the target level of performance conditions. The market value of the performance shares was calculated based on $35.29 per share, the closing price of the Company’s Common Stock on December 31, 2016. Dividends are not paid on performance shares unless and until the underlying performance conditions are achieved.

OPTION EXERCISES AND STOCK VESTED TABLE

The following table sets forth for each NEO information on stock option exercises and vesting of restricted stock on an aggregated basis during the year ended December 31, 2016.

	Option Awards		Stock Awards
(a)	(b)	(c)	(d)	(e)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
P. Cody Phipps	—	—	29,411	$1,099,383
Richard A. Meier	—	—	24,777	944,821
Rony C. Kordahi	—	—	—	—
Charles C. Colpo	—	—	3,267	113,202
W. Marshall Simpson	—	—	—	—

(1) The value realized on vesting is computed by multiplying the number of shares vesting by the market price of the underlying shares on the vesting date.

RETIREMENT PLANS

Supplemental Executive Retirement Plan. The Company provides supplemental retirement benefits to certain officers, including Mr. Colpo, under the SERP. Effective March 31, 2012, the Board of Directors amended the SERP to freeze benefit levels under the plan and participation by future executives. The SERP entitles participants who meet its age and service requirements to receive a specified percentage (60%) of the participant’s average base monthly salary plus bonus for the highest consecutive five out of the last 10 years preceding March 31, 2012. The SERP benefit to which a participant is entitled is reduced by any benefit payable under Social Security, defined benefit pension plans and the benefit attributable to certain Company contributions under the Company’s 401(k) plan. The SERP provides for full benefits to participants who retire at or after the attainment of the age of 65 (or at or after the age of 62 with 20 years of service) and provides for reduced benefits to participants who retire between the ages of 55 and 64 if their age plus years of service to the Company equal at least 70. If a participant retires prior to age 65 (or prior to age 62 with 20 years of service), his or her otherwise applicable full retirement benefit is reduced by 0.333% for each month remaining from the date of retirement until the participant would reach age 65. SERP payments are made to an eligible participant until his or her death (and, following the participant’s death, will continue to be made to the participant’s beneficiary unless or until a total of 180 payments have been made under the SERP to either the participant or his or her beneficiary). Upon retirement, participants are no longer eligible to participate in the Company’s medical insurance or benefit plans (except as legally required under COBRA). In consideration for receiving benefits under the SERP, the participant must comply with a non-competition agreement during employment and for a period of five years following employment by the Company.

PENSION BENEFITS TABLE

The following table shows the actuarial present value of accumulated benefits payable to each of the NEOs as of December 31, 2016, including the number of years of service credited to each such NEO, under the SERP using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. Benefits under the SERP are payable as a monthly annuity.

(a)	(b)	(c)	(d)	(e)
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)
P. Cody Phipps	N/A	—	—	—
Richard A. Meier	N/A	—	—	—
Rony C. Kordahi	N/A	—	—	—
Charles C. Colpo	SERP	35	$3,707,676	—
W. Marshall Simpson	N/A	—	—	—

(1) Mr. Colpo is the only NEO who participates in the SERP. The annual benefit payable under the SERP upon retirement at normal retirement age for Mr. Colpo is $316,661. The calculation of present value of accumulated benefit assumes a discount rate of 4.00% and was based on the RP-2014 Mortality Table, MP-2015 Projection Scale. For a discussion of the assumptions used by the Company in calculating these amounts, see note 13 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated herein by reference.

Following retirement, stock options and restricted stock awards continue to vest pursuant to the terms of the respective grants if, at the discretion of the Company, the officer continues to serve the Company as a director, in a consulting capacity or by entering into a non-solicitation and confidentiality agreement for the benefit of the Company. An officer is eligible following retirement to receive a portion of any performance shares earned based on achievement of the performance conditions pro-rated for the number of months worked during the performance period. Assuming continued service to the Company, each of the NEOs would receive the following estimated benefit due to continued vesting of equity awards if he or she had been eligible to and actually retired on December 31, 2016: Mr. Phipps, $10,346,746; Mr. Meier, $2,943,151; Mr. Kordahi, $1,046,737; Mr. Colpo, $949,513; and Mr. Simpson, $902,012. This benefit is calculated based upon the number of shares subject to continued vesting multiplied by $35.29, the closing price of the Company’s Common Stock on December 31, 2016. Performance shares were valued based upon assumed performance at the target level.

NONQUALIFIED DEFERRED COMPENSATION PLAN

The Company maintains an Executive Deferred Compensation and Retirement Plan in which members of senior management and other management-level teammates are eligible to participate. This plan permits participants to defer base salary (up to 75%) and cash bonus (up to 100%) paid during a year for which a deferral election is made. This plan provides for similar investment options as under our 401(k) plan. The Company matches a total of up to 5% of combined 401(k) plan and deferred compensation plan contributions, provided that the participant has first maximized permitted contributions under the 401(k) plan. The following table sets forth information regarding contributions to, earnings on and total balances in the Executive Deferred Compensation plan for the NEOs in 2016.

(a)	(b)	(c)	(d)	(e)	(f)
Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($) (2)	Aggregate Earnings (Losses) in Last Fiscal Year ($) (3)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
P. Cody Phipps	$—	$—	$—	—	$—
Richard A. Meier	127,176	47,432	24,888	—	263,721
Rony C. Kordahi	—	—	—	—	—
Charles C. Colpo	—	—	—	—	—
W. Marshall Simpson	—	—	—	—	—

(1) Executive contributions that can be deferred may include up to 75% of base salary and 100% of annual incentive cash compensation.

(2) Company contributions included in “All Other Compensation” for 2016 in the Summary Compensation Table.

(3) Deferred amounts earned returns based on the performance of the funds into which they were invested, which consist basically the same funds available to the participants under our 401(k) plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table reflects the estimated potential compensation payable to each of the NEOs under the Company’s compensation and benefit plans and arrangements in the event of termination of such executive’s employment under various scenarios, including voluntary termination without cause, voluntary termination or involuntary termination with cause, termination following a change in control and termination due to disability or death. Benefits payable to the NEOs upon retirement are described under “Retirement Plans” beginning on page 49 of this proxy statement. The amounts shown are estimates of the amounts that would be paid out to the executives upon termination of their employment assuming that such termination was effective December 31, 2016.

	Cash Severance Payment ($)	Incremental Pension Benefit (present value) (5) ($)	Continuation of Medical / Welfare Benefits (present value) ($)	Acceleration and Continuation of Equity Awards (6) ($)	Total Termination Benefits ($)
P. Cody Phipps (1)
• Involuntary Termination Without Cause (2)	$3,113,438	$—	$52,588	$3,218,590	$6,384,617
• Voluntary Termination or Involuntary Termination With Cause	—	—	—	—	—
• Involuntary or Good Reason Termination after Change In Control (3)	6,771,230	—	40,117	12,416,095	19,227,442
• Disability (4)	3,168,877	—	—	4,559,809	7,728,685
• Death (4)	—	—	—	10,346,746	10,346,746
Richard A. Meier (1)
• Involuntary Termination Without Cause (2)	$1,388,395	$—	$32,409	$1,554,066	$2,974,870
• Voluntary Termination or Involuntary Termination With Cause	—	—	—	—	—
• Involuntary or Good Reason Termination after Change In Control (3)	2,767,533	—	36,212	3,531,781	6,335,526
• Disability (4)	1,277,203	—	—	1,913,761	3,190,963
• Death (4)	—	—	—	2,943,151	2,943,151
Rony C. Kordahi (1)
• Involuntary Termination Without Cause (2)	$675,000	$—	$30,200	$241,744	$946,944
• Voluntary Termination or Involuntary Termination With Cause	—	—	—	—	—
• Involuntary or Good Reason Termination after Change In Control (3)	1,345,501	—	33,266	1,256,084	2,634,851
• Disability (4)	412,501	—	—	355,351	767,852
• Death (4)	—	—	—	1,046,737	1,046,737
Charles C. Colpo (1)
• Involuntary Termination Without Cause (2)	$840,032	$—	$74,821	$372,211	$1,287,064
• Voluntary Termination or Involuntary Termination With Cause	—	—	—	—	—
• Involuntary or Good Reason Termination after Change In Control (3)	1,674,464	299,369	92,762	1,139,415	3,206,010
• Disability (4)	293,443	—	—	566,574	860,017
• Death (4)	—	—	—	949,513	949,513

	Cash Severance Payment ($)	Incremental Pension Benefit (present value) (5) ($)	Continuation of Medical / Welfare Benefits (present value) ($)	Acceleration and Continuation of Equity Awards (6) ($)	Total Termination Benefits ($)
Marshall Simpson (1)(7)
• Involuntary Termination Without Cause (2)	$879,065	$—	$30,121	$156,332	$1,065,517
• Voluntary Termination or Involuntary Termination With Cause	—	—	—	—	—
• Involuntary or Good Reason Termination after Change In Control (3)	1,752,270	—	33,161	1,082,415	2,867,845
• Disability (4)	907,033	—	—	331,984	1,239,018
• Death (4)	—	—	—	902,012	902,012

(1) The amounts shown in the table do not include accrued salary and vacation payable through the date of the executive’s employment termination or the distribution of any balances under the Executive Deferred Compensation Plan or the Company’s 401(k) plan.

(2) See the discussion of the Company’s severance policy below for information on benefits payable to the NEOs upon involuntary termination without cause. The calculation of cash severance is based on 1.5 multiplied by the sum of the NEO’s base annual salary and the lower of average bonus paid or target bonus for the three calendar years prior to the date of employment termination.

(3) See the discussion of the Company’s change in control agreements on page 54 for information on benefits payable to the NEOs upon a change in control. The calculation of cash severance is based on a lump sum payment of 2.99 multiplied by the sum of annual salary plus the average of the last three years’ actual bonuses paid.

(4) A termination of employment due to death or disability entitles the NEOs to benefits under the Company’s life insurance or disability plan, as applicable, available to salaried teammates generally. In addition and also as applicable to salaried employees generally who receive grants of stock options and restricted stock, upon termination of employment due to death, all stock options and shares of restricted stock immediately vest; and, upon termination of employment due to disability, unvested stock options are forfeited and shares of restricted stock vest on a pro rata basis. In addition, upon death, officers are entitled to receive performance shares that are actually earned based on achievement of performance conditions and, upon disability, a pro rata portion of any such shares earned relative to time worked during the performance period.

(5) If a participant’s employment is terminated without cause or the participant resigns for good reason following a change in control, the SERP provides for a pro-rated benefit based on credited years of service relative to years of service remaining to the participant’s earliest retirement eligibility date, which amount is reduced by 4% for each year that the participant is under age 65. The amounts in this column show the present value of any additional benefit to the participant relative to the present value of accumulated benefits shown in the “Pension Benefits Table” on page 50.

(6) The amounts in this column represent the estimated benefit to the NEO due to accelerated vesting of equity awards and are calculated based on the number of shares subject to accelerated vesting multiplied by $35.29, the closing price of the Company’s Common Stock on December 31, 2016. Any performance shares that vest are valued based upon assumed performance at the target level.

(7) Mr. Simpson resigned from the Company effective February 1, 2017 and is no longer eligible for these benefits.

Severance Policy. The Company has an officer severance policy that applies to corporate officers who are involuntarily terminated without cause (or who resign at the request of the Company) and that was designed to provide consistent and fair treatment of these departing officers. Receipt of payments under the severance policy is also conditioned upon the officer’s agreement to certain non-competition and non-solicitation restrictive covenants for the term of the severance period and a general release of claims against the Company. The Company provides for the following under its officer severance policy:

Officer Position	Severance Amount	Severance Period	Other Benefits
CEO President Chief Operating Officer Executive Vice President Senior Vice President	1.5 x the sum of: • Base Salary • The lower of average Bonus paid or Target Bonus for the three calendar years prior to date of employment termination	18 months	Continuation of Medical/Dental/Vision Benefits during severance period Up to six months of outplacement services Tax preparation and financial counseling services during severance period
Vice President	1.0 x the sum of: • Base Salary • The lower of average Bonus paid or Target Bonus for the three calendar years prior to date of employment termination	12 months	Continuation of Medical/Dental/Vision Benefits during severance period Up to six months of outplacement services

As part of Mr. Phipps’ compensation package in joining the Company as Chief Executive Officer, Mr. Phipps participates in the company officer severance policy terms, except that for any termination by the Company without cause occurring on or before the second anniversary of the Start Date (the “Initial Period”), Mr. Phipps’ severance will not be less than the aggregate of: (i) the sum of 18 months of his Base Salary and an amount equal to 1.5 times his Target Bonus payable in monthly installments, plus (ii) a pro-rated bonus for the year of termination based on actual performance results (with any subjective goals deemed satisfied at Target), plus (iii) any unpaid earned completed prior year bonus, plus (iv) 18 months of covered benefits, plus (v) outplacement, tax preparation and financial counseling benefits as provided under the company officer severance policy terms. Any termination of Mr. Phipps’ employment with the Company following the expiration of the Initial Period shall be subject to the Company’s executive severance policy existing at the time of such termination, and Mr. Phipps shall be entitled to severance benefits only in accordance with such policy.

The severance policy does not address the disposition of outstanding stock options or stock awards upon involuntary termination without cause, which event is addressed under the applicable equity award agreement. In general, upon an involuntary termination without cause (or resignation at the request of the Company), (i) an officer’s unvested stock options are forfeited and the vested stock options must be exercised within a period of one year from the date of employment termination, and (ii) a pro rata portion of the officer’s restricted stock awards and earned performance share awards (as applicable) vests at the date of employment termination based on the number of months worked during the applicable vesting and/or performance period.

Change in Control Agreements. The Company has entered into CIC Agreements with the NEOs, the purpose of which is to encourage key management personnel to remain with the Company and to avoid distractions resulting from potential or actual changes in control of the Company.

The CIC Agreements provide for the payment of a severance benefit if the officer’s employment with the Company is terminated within 24 months after a change in control unless such termination is (i) due to death or disability, (ii) by the Company for cause or (iii) by the officer other than in specified circumstances constituting good reason.

Termination of employment by the Company is for cause if it is because of the executive officer’s (i) willful and continued failure to substantially perform his or her duties (other than due to incapacity, illness, etc.) or (ii) engaging in conduct demonstrably and materially injurious to the Company. Termination of employment by the executive officer is for good reason if it is because of (i) a material diminution in authority, duties or responsibilities; (ii) a material reduction in annual base salary, bonus opportunity or benefits; (iii) a relocation of place of employment by more than 35 miles or substantial increase in travel obligations; (iv) a failure to pay compensation due to the executive officer; or (v) certain other reasons defined in the plan.

A change in control is generally deemed to have occurred under the agreements:

(i)	if any person acquires 30% or more of the Company’s voting securities (other than the Company or its affiliates); except that, for the purposes of determining whether a change in control has occurred under the terms of the Company’s outstanding equity award agreements, shares issued by the Company directly to the acquirer shall not be taken into account when determining whether the 30% threshold has been met;

(ii)	if the Company’s directors as of the beginning or renewal date of the CIC Agreement (the “Incumbent Board”) cease to constitute a majority of the Board (unless the members’ nominations or elections were approved by a majority of the Incumbent Board);

(iii)	upon the approval by shareholders of a merger or consolidation of the Company (or any subsidiary) other than (a) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent more than 50% of the voting power of the securities of the Company (or surviving entity) outstanding immediately after the merger or consolidation, or (b) a merger or consolidation effected to implement a recapitalization of the Company in which no person acquires more than 30% of the combined voting power of the Company’s then-outstanding securities; or

(iv)	upon the approval by shareholders of a plan of liquidation or sale of substantially all of the Company’s assets.

The Company’s change in control agreements with its officers do not provide for or otherwise permit excise tax gross-up payments.

For the NEOs, the severance benefit includes the following:

(i)	a lump sum payment equal to 2.99 times the sum of the officer’s annual base salary as of the date of termination or change in control (whichever is greater) plus average bonus for the three years preceding the date of termination or change in control (whichever is greater);

(ii)	a lump sum amount representing a pro rata portion of any incentive compensation earned by the executive through the date of termination, assuming achievement of performance goals at the target level;

(iii)	an amount equal to additional premiums for continued medical benefits under COBRA for two years and additional premiums for individual life insurance policies for two years (for officers receiving Company-provided life insurance); and

(iv)	all shares of restricted stock granted to the executive officer vest, all stock options vest and become immediately exercisable and all performance shares are awarded at the target level and become vested.

The foregoing severance benefit is reduced by the amount of any benefits payable under any other severance plan or arrangement of the Company.

In consideration for any benefits paid, the change in control agreements impose certain non-competition and non-solicitation restrictive covenants on the officers for a period of 12 months following employment termination and prohibit the disclosure and use of confidential Company information. Each agreement continues in effect through December 31, 2016.

PROPOSAL 4: ADVISORY SHAREHOLDER VOTE TO APPROVE EXECUTIVE COMPENSATION

Shareholders have the opportunity to cast an advisory vote to approve the compensation of our NEOs as disclosed in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to approve, reject or abstain from voting with respect to our 2016 executive compensation programs and policies and the compensation paid to our NEOs. Although the vote is non-binding, we value your opinions and will consider the outcome of the vote in establishing compensation philosophy and making future compensation decisions. At the Company’s 2016 annual meeting, the majority of our shareholders voted to advise us to include a say-on-pay proposal every year, and the Board of Directors determined that the Company will hold an advisory shareholder vote on executive compensation every year. This non-binding advisory vote on the frequency of say-on-pay proposals must be held at least once every six years.

As more fully discussed in the “Compensation Discussion and Analysis” section of this proxy statement beginning on page 26, the Company’s goal for its executive compensation program is to attract, motivate and retain a talented team of executives who will provide leadership for our success in the intensely competitive global healthcare supply services industry. We seek to accomplish this goal in a manner that rewards performance, is aligned with long-term shareholder interests and is consistent with sound compensation governance principles. The Compensation & Benefits Committee and the Board of Directors believe that the policies and procedures articulated in the CD&A are effective in implementing our compensation philosophy and in achieving our long-term goals and that the compensation of our NEOs in 2016 reflects and supports these compensation policies and procedures and reflects our foundational pay for performance principles.

Accordingly, the Board of Directors recommends that shareholders vote in favor of the following resolution:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Proxy Statement for the 2017 Annual Meeting of Shareholders pursuant to the rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure.”

The Board of Directors recommends a vote FOR the foregoing resolution approving, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

The Company has not adopted written procedures for review of, or standards for approval of, related person transactions (as defined in Item 404 of Regulation S-K), but instead reviews these transactions on a case-by-case basis.

The Company employs the son of Mr. Smith, Chairman of the Board of Directors, as General Manager of our Seattle-area distribution center. For 2016, Mr. Smith’s son received salary, incentive and equity compensation totaling $202,560.

SHAREHOLDER PROPOSALS

Under regulations of the SEC, any shareholder desiring to make a proposal to be acted upon at the 2018 Annual Meeting of Shareholders must present such proposal to our Corporate Secretary at the Company’s principal office at 9120 Lockwood Boulevard, Mechanicsville, Virginia 23116 not later than November 22, 2017, in order for the proposal to be considered for inclusion in the Company’s proxy statement. All shareholder proposals and director nominations must be submitted in accordance with and contain the information required by our Bylaws, which are available as described under “Corporate Governance—Corporate Governance Materials” on page 3 of this proxy statement. The Company will determine whether to include properly submitted proposals in the proxy statement in accordance with the SEC’s regulations governing the solicitation of proxies.

Our Bylaws provide that a shareholder of the Company entitled to vote for the election of directors may nominate persons for election as directors only at an annual meeting and if written notice of such shareholder’s intent to make such nomination or nominations has been given to our Corporate Secretary not later than 120 days before the anniversary of the date of the Company’s immediately preceding annual meeting. The Corporate Secretary must receive written notice of a shareholder nomination to be acted upon at the 2018 Annual Meeting not later than the close of business on January 5, 2018. The shareholder’s notice must include the information required by our Bylaws, including but not limited to:

•	the name and address of record of the shareholder intending to make the nomination, the beneficial owner, if any, on whose behalf the nomination is made and of the person or persons to be nominated;

•	a representation that such shareholder is a shareholder of record and intends to appear in person or by proxy at such meeting to nominate the director candidate;

•	the class and number of shares of Common Stock that are owned by such shareholder and such beneficial owners;

•

a description of all arrangements, understandings or relationships between such shareholder and each director nominee and any other person(s) (naming such person(s)) pursuant to which the nomination is to be made by such shareholder;

•

a description (including the names of any counterparties) of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions and borrowed or loaned shares) that has been entered into as of the date of the shareholder’s notice by, or on behalf of, the shareholder and any other person on whose behalf the nomination is made, the effect or intent of which is to mitigate loss, manage risk or benefit resulting from share price changes of, or increase or decrease the voting power of the shareholder or any other person on whose behalf the nomination is made with respect to, shares of stock of the Company;

•

a description (including the names of any counterparties) of any agreement, arrangement or understanding with respect to such nomination between or among the shareholder or any other person on whose behalf the nomination is made and any of its affiliates or associates, and any others acting in concert with any of the foregoing;

•	a representation that the shareholder will notify the Company in writing of any changes to certain information provided above (as further specified in the Bylaws);

•

such other information regarding each nominee proposed by such shareholder as would be required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required to be disclosed, pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by the Board of Directors; and

•	the written consent of the nominee to serve as a director if elected.

In order for a shareholder to bring other business before a shareholder meeting, timely notice must be received by the Company within the time limits described in the immediately preceding paragraph. The shareholder’s notice must contain the information required by our Bylaws, including but not limited to:

•	the information described above with respect to the shareholder proposing such business;

•

a brief description of the business desired to be brought before the meeting, including the complete text of any resolutions to be presented at the annual meeting and the reasons for conducting such business at the annual meeting; and

•	any material interest of such shareholder and such beneficial owner in such business.

The requirements found in our Bylaws are separate from the requirements a shareholder must meet to have a proposal included in the Company’s proxy statement under the proxy rules.

OTHER MATTERS

The Board of Directors is not aware of any matters to be presented for action at the annual meeting other than as set forth in this proxy statement. However, if any other matters properly come before the annual meeting, or any adjournment or postponement thereof, the person or persons voting the proxies will vote them in accordance with their best judgment.

March 22, 2017

BY ORDER OF THE BOARD OF DIRECTORS

NICHOLAS J. PACE
Senior Vice President, General Counsel & Corporate Secretary

Appendix A

OWENS & MINOR, INC.

2017 TEAMMATE STOCK PURCHASE PLAN

OWENS & MINOR, INC.

2017 TEAMMATE STOCK PURCHASE PLAN

WHEREAS, the Board of Directors of OWENS & MINOR, INC. (the “Company” herein) has determined that it is in the best interest of the Company and its teammates to encourage a sense of proprietorship on the part of said teammates by assisting them in making regular purchases of the Company’s common stock (“Common Stock”), thereby increasing their interest in the growth of the Company and its financial success, to which end the Board of Directors has adopted the Owens & Minor, Inc. 2017 Teammate Stock Purchase Plan (the “Plan” herein) as follows:

1.	Administration. The Plan shall be administered by the Compensation & Benefits Committee of the Company’s Board of Directors (the “Committee”). No member of the Committee shall be eligible to participate in the Plan. The Committee shall make, adopt and reduce to writing such rules and regulations for the conduct of its business and for the carrying out of the Plan as it shall deem appropriate. The interpretation and construction of any provisions of the Plan by the Committee shall be final and conclusive on all persons having any interest thereunder.

2.	Eligibility. An individual shall be eligible to participate in the Plan if the individual (i) has attained age 18, (ii) is employed by the Company or a Related Company (defined in Section 16 herein) in a capacity that is classified as “full-time” or “part-time plus” on the payroll system of the Company and (iii) has been in the continuous employ of the Company or a Related Company for at least 30 days. An individual who has satisfied the requirements of the preceding sentence shall continue to be eligible to participate in the Plan during the individual’s continued employment by the Company or a Related Company, including any period that the individual is absent from work on account of vacation or a duly authorized leave. An individual who has satisfied the requirements of this Section 2 and who elects to participate in the Plan in accordance with Section 4 is referred to as a “Participant.” Any Participant ceasing to be so employed shall be considered to have withdrawn from the Plan in accordance with Sections 14 and 15. Subject to the foregoing, the Committee shall have full and final authority to determine the persons who shall be eligible to participate in the Plan.

3.	Period of Participation. Participation in the Plan may begin after an individual satisfies the requirements of Section 2 and follows the procedures set forth in Section 4 of the Plan. A Participant’s interest in the Plan includes the whole shares of Common Stock credited to the Participant’s individual brokerage account pursuant to Section 8 (and any whole shares received as stock dividends that are credited under Section 9) and any cash (both amounts withheld from the Participant’s compensation and the related Company contribution) that is held pending investment in whole shares of Common Stock.

4.	Procedure for Entering the Plan and Payroll Deductions.

(a)	Any eligible teammate desiring to participate in the Plan shall contact the Agent (defined in Section 7 hereof) and follow the enrollment instructions provided by such Agent (which shall include payroll deduction authorization requesting the Company to withhold a portion of such Participant’s compensation each pay period for payment to the Agent). The amount of payroll deduction elected by any Participant shall be in whole dollars and shall not exceed $400.00 per month (or such other amount, not to exceed $1,000.00 per month, as may be prescribed by the Committee from time to time).

(b)	After a teammate has become a Participant in the Plan, participation therein will continue thereafter so long as the Plan remains in effect and until the Participant withdraws from the Plan as hereinafter provided. A Participant’s payroll deduction authorization shall continue in force and effect until changed by the Participant in accordance with instructions provided by the Agent.

5.	Payments to the Agent and Company Contributions. The Company will pay to the Agent hereinafter named, on behalf of each Participant in the Plan the sum of:

(a)	The total of all amounts withheld from such Participant’s compensation pursuant to the Participant’s current withholding authorization for each pay period; and

(b)	A Company contribution equal to 15% of the amount paid pursuant to such Participant’s withholding authorization.

The Company shall make such payments to the Agent after the pay period closes. In the discretion of the Company, such payments may be made to the Agent in one or more installments.

All amounts withheld from a Participant’s compensation shall be applied to the purchase of whole shares of Common Stock in accordance with Section 8, notwithstanding the Participant’s termination of employment or withdrawal from the Plan.

6.	Withholding Taxes. Income and employment taxes that must be withheld from amounts paid to the Agent pursuant to the provisions of Section 5 hereof will be deducted from the balance of the Participant’s compensation and will not reduce the amount to be paid to the Agent.

7.	Agent. The Committee shall designate an agent under the Plan (the “Agent”). The Committee’s designation of the Agent may be changed by the Committee in its discretion. The Agent will hold as custodian all funds received by it under the Plan until it has purchased shares of Common Stock as provided herein. It shall pay any sums due to any Participant on account of the sale of any shares or fractional shares of Common Stock or on account of any funds not invested at the time of a Participant’s withdrawal, or at the termination of the Plan as provided in applicable sections of the Plan. No interest will be paid by the Agent on funds at any time held by it hereunder. The Agent may rely on all orders, requests and instructions with respect to the Plan given in writing and signed by any person authorized by the Committee, and the Agent shall not be liable to any person for any action taken or not taken in accordance therewith, except for its willful misconduct.

8.	Purchase of Shares. Not later than five (5) business days after the Agent shall have received from the Company payment of the payroll deductions and Company’s contributions for the preceding pay period pursuant to Section 5, the Agent will apply the funds in its custody hereunder to the purchase, at prevailing market prices, that number of whole shares of Common Stock which can be purchased with such funds. A fractional share of Common Stock shall not be purchased for a Participant but any amount of cash that cannot be applied to the purchase of a whole share of Common Stock shall be held for the Participant’s benefit and applied to the next purchase of Common Stock (if the Participant continues participation) or shall be paid to the Participant or the Participant’s personal representative (if the Participant has withdrawn from the Plan). All purchases of Common Stock as herein provided will be made in the name of the Agent or its nominee. The shares of Common Stock purchased with funds received by the Agent under the Plan shall be credited to an individual brokerage account established with the Agent for the benefit of each Participant.

9.	Dividends and Other Distributions. Cash dividends and other cash distributions received by the Agent on shares of Common Stock held by it hereunder will be distributed to each Participant. Dividends paid in whole shares of Common Stock will be allocated to the individual brokerage account of each Participant in relation to the Participant’s interest in the stock dividends.

10.

Shareholder Rights. Prior to the Agent’s delivery of shares of Common Stock to a Participant, the Agent will exercise all voting rights pertaining to each Participant’s pro rata interest of such accounts in accordance with written directions, if any, given to the Agent by such Participant prior to the date fixed for such exercise. In the absence of such directions, the Agent may in its discretion exercise all voting rights on behalf of such Participant in such manner as the Agent may determine. The Agent may exercise any subscription rights received by it with respect to shares held by it hereunder as shall relate to the purchase of whole shares of Common Stock. Upon any such exercise of subscription rights the purchase of the whole shares so acquired deemed allocable to Participants whose funds were used to pay the subscription price shall be in proportion to the ratio between the subscription price and the mean between the bid and asking price of the Common Stock on the date of the exercise of the rights. The balance of the whole shares so acquired shall be credited pro rata to the individual brokerage accounts of the Participants who own the shares with respect to which the subscription rights were received. All subscription rights received by the Agent with respect to any shares held by it hereunder not so exercised shall be sold by the Agent and the proceeds thereof shall be treated in the same manner as cash dividends received by it on shares held hereunder.

11.	Participant Direction of Agent. The whole shares accumulated for the account of any Participant shall continue to be held in an individual brokerage account by the Agent until the Participant (a) directs the Agent to sell all or part of the whole shares of Common Stock credited to the account (in which case the sales proceeds, less any transaction costs payable by the Participant shall be distributed to the Participant), (b) directs the Agent to transfer all or part of the whole shares of Common Stock credited to the account to another brokerage account established by the Participant or (c) directs the Agent to obtain certificates evidencing all or part of the whole shares of Common Stock credited to the account, which request shall specify whether the shares shall be registered in the name of the Participant or jointly in the name of the Participant and the Participant’s spouse, and the certificates shall be distributed to the Participant.

12.	Statement of Account. As soon as practicable after the end of each month each Participant will receive from the Agent a statement of the Participant’s account for such month showing:

(i)	The respective total amount of payments made to the Agent on behalf of such Participant;

(ii)	The Participant’s share of any cash dividends or other cash distributions and of the amount and proceeds of sale of rights received by the Agent;

(iii)	The total cost of shares of Common Stock purchased by the Agent for the account of such Participant;

(iv)	The dividends credited to the Participant’s individual brokerage account; and

(v)	The number of shares of Common Stock held by the Agent or delivered to such Participant with respect to such participation.

13.	Brokerage Commissions and Other Costs. All brokerage commissions and transfer taxes payable in connection with the acquisition of shares with amounts paid to the Agent in accordance with Section 5 shall be paid by the Company. The Company will pay the other costs and expenses incurred in administering the Plan, including the fees and expenses of the Agent.

Commission costs, transfer taxes and other charges for sales of stock from the Participant’s individual brokerage account will be paid by the Participant ordering such transaction for such Participant’s account.

14.	Withdrawal from the Plan. A Participant may withdraw from the Plan, i.e., end the Participant’s contributions under the Plan, at any time in accordance with instructions for withdrawal from the Plan provided by the Agent. Plan deductions from the Participant’s compensation will cease as soon as administratively practicable after the Agent receives the Participant’s written or electronic notice of withdrawal from the Plan (but any amounts withheld from the Participant’s compensation before the Participant’s instructions are given effect will be applied to the purchase of whole shares of Common Stock). As soon as administratively practicable after the Agent receives the Participant’s written or electronic notice of withdrawal from the Plan, the cash balance in the Participant’s account representing uninvested amounts deducted from the Participant’s compensation and uninvested Company contributions shall be paid to the Participant in a single cash payment. Any whole shares of Common Stock credited to the Participant’s individual brokerage account shall continue to be held therein, subject to the provisions of Section 11.

15.	Death or Termination of Employment. In the event a Participant shall die or for any other reason terminate his or her employment during a participation period, the Participant or the Participant’s personal representative shall be entitled to receive the uninvested cash determined in the same manner and payable at the same time as if such Participant had withdrawn from the Plan in accordance with Section 14 hereof effective on the date such death or termination occurs. Except for the investment of amounts previously deducted from the Participant’s compensation and the related Company contribution, there shall be no further participation following a teammate’s death or other termination of employment. No Participant may assign or hypothecate his right of participation or interest in the Plan to any other person.

16.	Related Company. For purposes of the Plan, the term “Related Company” means a trade or business, whether or not incorporated, that is controlled, directly or indirectly, by the Company, whose teammates are included in the Company’s payroll system and that has been designated as a Related Company by the Company’s Board of Directors. A trade or business, whether or not incorporated, whose eligible teammates are participating in the Owens & Minor, Inc. 2007 Teammate Stock Purchase Plan (the “Prior Plan”) immediately prior to such Prior Plan’s termination, is a “Related Company” without an express designation by the Company’s Board of Directors.

17.	Amendment and Termination of the Plan. The Plan shall remain in effect until terminated by the Board of Directors of the Company; provided, however, that shares of Common Stock may not be purchased under the Plan for any payroll period ending after the tenth anniversary of the effective date of the Plan (as described in Section 20). The Board of Directors may at any time amend or terminate the Plan as of the first day of any calendar month subsequent to the taking of such action; provided, however, that no amendment may become effective until shareholder approval is obtained if (i) the amendment increases the aggregate number of shares of Common Stock that may be issued under the Plan (other than an adjustment as provided in Section 22) or (ii) the amendment is required to be approved by shareholders under the New York Stock Exchange’s shareholder approval rules. No amendment shall, without the assent of any Participant:

(a)	Deprive any Participant of any shares of Common Stock which such Participant may have acquired or which may have been acquired for such Participant through or as a result of the Plan; or

(b)	Withdraw the administration of the Plan from the Committee as set forth in Section 1.

Upon termination of the Plan, each Participant shall be entitled to receive from the Agent the number of whole shares of the Company’s Common Stock credited to such Participant’s account and such Participant’s allocable portion of the proceeds of any share sold by the Agent in order to pay the cash value of fractional shares held for the accounts of the Participants, together with any cash credited in such Participant’s account which in view of the termination has not been invested by the Agent.

18.	Notices.

(a)	Any notice hereunder to the Company shall be in writing, addressed to Coordinator, Stock Purchase Plan, and shall be deemed duly given or made only upon receipt thereof at the Company’s principal executive office at 9120 Lockwood Boulevard, Mechanicsville, Virginia 23116-2029, or at such other address as the Company may designate by notice to the Participants and to the Committee.

(b)	Any notice hereunder to the Agent shall be given in writing and shall be deemed duly made upon receipt thereof at the Agent’s principal office.

(c)	Any notice or communication to a Participant shall be in writing and any such communication or any delivery to a Participant hereunder shall be deemed duly given or made if mailed, delivered or made to the Participant at such address as the Participant may have on file with the Company.

19.	Internal Revenue Code. No changes in the Internal Revenue Code or in any other federal or state laws applicable hereto shall invalidate this Plan other than any law which may be enacted making the operation of this stock purchase plan unlawful. The provisions of any such statutory amendment on the effective date thereof shall be deemed to amend the Plan to the extent required to bring the Plan into compliance therewith and by this reference the provisions of such statute shall be deemed incorporated herein until such time as the Board of Directors shall actually amend the Plan to incorporate the provisions of such amendment herein. If any provision of the Plan shall at any time be determined to be invalid, such determination shall serve to invalidate only such specified provision and shall not invalidate the Plan in its entirety.

20.	Effective Date of the Plan; Effect on Prior Plan. The Plan shall become effective as of April 27, 2017, subject to the approval of the Company’s shareholders, voting either in person or by proxy, at the 2017 Annual Meeting of Shareholders. The Plan shall replace the Prior Plan as of the date that the Plan becomes effective; provided, however, that each Participant’s current payroll deduction authorization under the Prior Plan shall be effective on the effective date of the Plan. No shares may be purchased pursuant to the Plan unless and until the Plan is approved by the Company’s shareholders.

21.	Shares Issued; Aggregate Limit. Shares of Common Stock purchased under the Plan may be purchased from the Company, including from its authorized but unissued Common Stock, or on the market. The aggregate number of shares of Common Stock that may be issued or purchased under the Plan is 1,000,000 shares. The maximum aggregate number of shares of Common Stock that may be issued or purchased under the Plan shall be subject to adjustment as provided in Section 22.

22.	Adjustment Upon Change in Common Stock. The maximum aggregate number of shares of Common Stock that may be issued or purchased under the Plan and the rights of Participants shall be adjusted as the Committee shall determine to be equitably required in the event that (a) the Company (i) effects one or more stock dividends, stock split-ups, subdivisions or consolidations of shares or (ii) engages in a transaction to which Section 424 of the Internal Revenue Code applies or (b) there occurs any other event which, in the judgment of the Committee, equitably requires such adjustment. The issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the maximum aggregate number of shares of Common Stock that may be issued or purchased under the Plan or the rights of Participants.

Owens & Minor, Inc. Annual Meeting of Shareholders

Friday, May 5, 2017 — 9:00 A.M. EDT

at

The Jefferson Hotel

Empire Room

101 West Franklin Street

Richmond, Virginia, 23220

From Washington, D.C., follow I-95 South to Exit 76B towards US-1/US-301/Belvidere Street. Turn left onto W Leigh Street, then right onto N Belvidere Street. Turn left onto W Franklin Street. Turn right onto N Jefferson Street.

From Petersburg, follow I-95 North to Exit 74A/I-195 N/Downtown Expressway; continue to VA-195 W and take exit toward US-1/US-301/Belvidere Street. Merge onto Canal Street. Turn right onto S Jefferson Street. Turn left onto W Main Street. Turn right onto N Madison Street. Turn right onto W Franklin Street. Turn right onto N Jefferson Street.

From Charlottesville, follow I-64 East to Exit 76B towards US-1/US-301/Belvidere Street. Turn left onto W Leigh Street, then right onto N Belvidere Street. Turn left onto W Franklin Street. Turn right onto N Jefferson Street.

From Norfolk, follow I-64 West and take Exit 76A/Chamberlayne Ave. Travel South on Chamberlayne Parkway, slight right onto N Adams Street. Turn right onto W Grace Street. Turn left onto N Jefferson Street.

From the Airport, departing from the airport, bear right at Airport Drive. Continue on Airport Drive to I-64 West ramp heading toward Richmond. Take Exit 76A/Chamberlayne Ave. Travel South on Chamberlayne Parkway, slight right onto N Adams Street. Turn right onto W Grace Street. Turn left onto N Jefferson Street.

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Daylight Time, May 4, 2017.

Vote by Internet • Go to www.envisionreports.com/OMI • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4.

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
01 - Stuart M. Essig	☐	☐	☐	02 - John W. Gerdelman	☐	☐	☐	03 - Barbara B. Hill	☐	☐	☐
04 - Lemuel E. Lewis	☐	☐	☐	05 - Martha H. Marsh	☐	☐	☐	06 - Eddie N. Moore, Jr.	☐	☐	☐
07 - P. Cody Phipps	☐	☐	☐	08 - James E. Rogers	☐	☐	☐	09 - David S. Simmons	☐	☐	☐
10 - Robert C. Sledd	☐	☐	☐	11 - Anne Marie Whittemore	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. Vote to approve the Owens & Minor, Inc. 2017 Teammate Stock Purchase Plan.	☐	☐	☐	3. Vote to ratify KPMG LLP as the Company’s independent public accounting firm for 2017.	☐	☐	☐
	For	Against	Abstain
4. Advisory vote to approve executive compensation.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

02JQVC

Important notice regarding the Internet availability of proxy materials for the Owens & Minor, Inc. 2017 Annual Meeting of Shareholders. The 2017 Proxy Statement and the 2016 Annual Report/Form 10-K to Shareholders are available at: www.envisionreports.com/OMI

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

+

Proxy — Owens & Minor, Inc.

ANNUAL MEETING OF SHAREHOLDERS – MAY 5, 2017

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Lemuel E. Lewis, Martha M. Marsh, and James E. Rogers, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Owens & Minor, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of Owens & Minor, Inc. to be held May 5, 2017, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the meeting.

If this proxy is executed, but no instructions are made, this proxy card will be voted “FOR” each of the director nominees, “FOR Proposals 2, 3 and 4 and otherwise in the discretion of the proxies upon such other business as properly comes before the annual meeting.

(Continued and to be marked, dated and signed, on the other side)

C	Non-Voting Items
Change of Address — Please print new address below.		Comments — Please print your comments below.	Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting.

∎	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4.

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
01 - Stuart M. Essig	☐	☐	☐	02 - John W. Gerdelman	☐	☐	☐	03 - Barbara B. Hill	☐	☐	☐

04 - Lemuel E. Lewis	☐	☐	☐	05 - Martha H. Marsh	☐	☐	☐	06 - Eddie N. Moore, Jr.	☐	☐	☐

07 - P. Cody Phipps	☐	☐	☐	08 - James E. Rogers	☐	☐	☐	09 - David S. Simmons	☐	☐	☐

10 - Robert C. Sledd	☐	☐	☐	11 - Anne Marie Whittemore	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain

2. Vote to approve the Owens & Minor, Inc. 2017 Teammate Stock Purchase Plan.	☐	☐	☐	3. Vote to ratify KPMG LLP as the Company’s independent public accounting firm for 2017.	☐	☐	☐

	For	Against	Abstain

4. Advisory vote to approve executive compensation.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

∎	1 U P X 3 2 3 7 4 2 2	+
02JQWD

Important notice regarding the Internet availability of proxy materials for the Owens & Minor, Inc. 2017 Annual Meeting of Shareholders. The 2017 Proxy Statement and the 2016 Annual Report/Form 10-K to Shareholders are available at: www.edocumentview.com/OMI

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Owens & Minor, Inc.

ANNUAL MEETING OF SHAREHOLDERS – MAY 5, 2017

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Lemuel E. Lewis, Martha M. Marsh, and James E. Rogers, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Owens & Minor, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of Owens & Minor, Inc. to be held May 5, 2017, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the meeting.

If this proxy is executed, but no instructions are made, this proxy card will be voted “FOR” each of the director nominees, “FOR Proposals 2, 3 and 4 and otherwise in the discretion of the proxies upon such other business as properly comes before the annual meeting.

(Continued and to be marked, dated and signed, on the other side)

C	Non-Voting Items
Change of Address — Please print your new address below.		Comments — Please print your comments below.	Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.